UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 16, 2007

JINGWEI INTERNATIONAL LIMITED.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
333-122557 (Commission File Number)	20-1970137 (IRS Employer Identification No.)

Room 1605, Tianan Hi-Tech Plaza Tower A, Tianan Cyber Park,
Futian District,
Shenzhen, PRC 518040

(Address of principal executive offices and zip code)

+86 75583433290

(Registrant’s telephone number including area code)

730 W. Randolph Avenue, Suite 600
Chicago, Illinois 60661

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2007 (the “Closing Date”), we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Jingwei International Investments Limited, a company organized under the laws of the British Virgin Islands (“Jingwei BVI”), the shareholders of Jingwei (the “Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Jingwei BVI (the “Jingwei Shares”), and Synergy Business Consulting, LLC, a principal shareholder of the Registrant (“Principal Acquiror Shareholder”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to us all of the Jingwei Shares in exchange for the issuance of 11,554,000 (the “Shares”) shares of our common stock (the “Share Exchange’). As a result of the Share Exchange, Jingwei BVI became our wholly-owned subsidiary and the Shareholders acquired approximately 86.4% of our issued and outstanding stock.

In connection with the Share Exchange, each of our officers, directors, director nominees and the principal stockholders of Jingwei BVI prior to the Share Exchange, have entered into a lock up agreement (the “Lock-Up Agreement”), prohibiting (a) the sale, disposition or transfer of any shares of our common stock, or any securities exercisable for, or convertible or exchangeable into shares of our common stock, or (b) the entry into any swap or any other agreement or transaction that transfers the economic consequence of ownership of the shares of our common stock, or any securities exercisable for, or convertible or exchangeable into shares of our common stock, commencing on May 16, 2007, and ending on the 360th day following the date the Registration Statement (as defined below) is declared effective.

Concurrent with the Share Exchange, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale of an aggregate of 3,395,000 units (the “Units”), consisting of one share of our common stock and 0.30 of a warrant to purchase one share of the common stock at an exercise price of $6.00 per share (the “Warrants”), for aggregate gross proceeds equal to $16,975,000 (the “Offering”). In connection with the Offering, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the shares of common stock issued as part of the Units and the 1,018,500 shares of Common Stock underlying the Warrants (the “Warrant Shares”), within 60 calendar days of the Closing Date of the Offering, and use our best efforts to have the registration statement declared effective within 120 calendar days of the Closing Date of the Offering, or 180 calendar days following the Closing Date of the Offering, if the registration statement is subject to review and comment by the SEC. We will pay liquidated damages of 1% of the dollar amount of the Units sold in the Offering per month, payable in cash, up to a maximum of 10%, if the registration statement is not filed and declared effective within the foregoing time periods.

We also entered into an escrow agreement with CRT Capital Group, LLC, a representative of the Investors (“CRT”), Continental Stock Transfer & Trust Company (the “Escrow Agent”) and certain of the Shareholders (the “Escrow Agreement”), in which 2,000,000 of the Shares (the “Escrow Shares”) were delivered to the Escrow Agent. The Escrow Shares are being held as security for the achievement of $6,827,000 in net income for the year ended December 31, 2007(the “Net Income Threshold”). If we achieve the Net Income Threshold, the Escrow Shares will be released back to such Shareholders. If the Net Income Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by a formula included in the Escrow Agreement) will be distributed pro-rata to the Investors, based on the actual net income for the year ended December 31, 2007.

A copy of the Exchange Agreement, the Form of Lock-Up Agreement, the Form of Warrant and the Escrow Agreement are incorporated herein by reference and are filed as Exhibits 2.1, 4.1, 4.2 and 10.3, respectively, to this Form 8-K. The description of the transactions contemplated by the Exchange Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated by this reference.

Item 2.01  Completion of Acquisition or Disposition of Assets

On the Closing Date, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding shares of stock of Jingwei BVI in exchange for the issuance in the aggregate of 11,554,000 of the Shares to the Shareholders. Information regarding Jingwei BVI is included below under Item 5.01 Changes in Control of the Registrant.

Item 3.02  Unregistered Sales of Equity Securities

As more fully described in Item 1.01 above, on May 16, 2007, concurrent with the Share Exchange, we consummated a private offering of 3,395,000 units, consisting of one share of our common stock and 0.30 of a warrant to purchase one share of the common stock at an exercise price of $6.00 per share, for aggregate gross proceeds equal to $16,975,000.

CRT acted as placement agent in the Offering and received $1,118,250 in cash (equal to seven percent (7.0%) of the aggregate gross proceeds of the Offering) and warrants to purchase 441,350 shares of common stock (representing ten percent (10.0%) of the total number of shares sold to Investors in the Offering (including the Warrant Shares for which all Warrants issued to all Investors in the Offering are exercisable) with an exercise price of $6.00 per share.

The issuance of the Shares was exempt from registration pursuant to either Section 4(2) of, or Regulation D promulgated under, the Securities Act of 1933, as amended (“Securities Act”).

A copy of the Purchase Agreement and the Registration Rights Agreement are incorporated herein by reference and filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Form 8-K. The descriptions of the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Item 5.01  Changes In Control of the Registrant

On the Closing Date, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding shares of stock of Jingwei BVI in exchange for the issuance in the aggregate of 11,554,000 of the Shares to the Shareholders. The issuance of the Shares was exempt from registration pursuant to either Section 4(2), or Regulation S promulgated under, the Securities Act.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no arrangements which may result in a change in control.

No officer, director, promoter, or affiliate has, or proposes to have, any direct or indirect material interest in any asset proposed to be acquired by us through security holdings, contracts, options, or otherwise.

Business

Business Overview

Prior to the Share Exchange, we were a public “shell” company with nominal assets. We were initially organized in November 2004 to develop an internet auto parts and tool trade website into an online market place linking Chinese manufacturers and exporters of auto parts and tool products to buyers around the world. Due to a lack of capital to execute this plan, in July 2006 management sold a majority interest in Jingwei, and under our new management, we focused upon finding a suitable merger or acquisition target. Such change in control was reported on a Form 8-K filed with the SEC July 17, 2006.

We are a technology services provider in China specializing in software and data mining services. In July 2006, Mr. George (Jianguo) Du, our President and Chairman of the board of directors, established Jingwei BVI. Jingwei BVI’s predecessor company, Shenzhen Yulong Communications, was one of China’s largest mobile paging systems providers with over 70 million subscribers. Jingwei’s predecessor company, Shenzhen Yulong Communications, was one of China’s largest mobile paging systems providers with over 70 million subscribers. In 1999 as the market transitioned from paging to cellular, Shenzhen Yulong Communications split into two separate entities: China Wireless Technologies Limited, to hold its hardware assets, and New Yulong Communications Company (“New Yulong”), to hold its software assets and database. In 2001, New Yulong was merged into Shenzhen Jingwei Communication Co., Ltd. (“Jingwei Communications”). Concurrent with the merger, New Yulong transferred its proprietary consumer database to Jingwei Communications.

Our software services include a broad range of billing systems, provisioning solutions and decision support and customer relationship management systems. We operate under exclusive licensing and revenue sharing agreements with China Mobile and China Unicom and have software installations with several additional Chinese telecom companies. By leveraging our strong relationships, we have been effective at cross-selling our comprehensive data mining services to our existing customer base and have increased our focus on providing software and data mining services to companies outside of the telecom sector. Our data mining capabilities, which include business efficiency and database marketing and analysis services, are bolstered by our proprietary database which contains detailed biographical, demographic and purchasing data on over 200 million Chinese consumers.

Our software and data mining products and services assist customers in improving operational efficiency and identifying new market opportunities, trends and target audiences. Once identified, we assist in the promotion and marketing of new product and service offerings directly to end-users on behalf of our customers through a combination of WVAS, direct marketing and telemarketing. We have performed data mining services for customers in the automobile, financial services, retail and utility industries, including Amway, ChangAn Auto, China Merchant Bank, Huabei Power, and continue to opportunistically pursue high quality prospects. In addition, we recently introduced a new software platform that management believes will enable us to service the cable television industry.

In November 2006, Jingwei BVI established a wholly-owned subsidiary in Hong Kong, Jingwei Hong Kong, as well as a wholly-owned subsidiary in the People’s Republic of China, Jingwei HengTong Technology (Shenzhen) Co., Ltd. (“Jingwei HengTong”). We operate our telecom-related businesses in China primarily through Jingwei Communications, which is based in China and wholly-owned by Chinese citizens, including our Chief Executive Officer and Chairman, Mr. Du, who owns 90% of Jingwei Communications. We do not have an equity interest in Jingwei Communications. In order to meet domestic ownership requirements under Chinese law, which restrict foreign companies from operating in certain value-added telecommunications and Internet services sectors, Jingwei Communications is controlled by Jingwei HengTong through a series of exclusive contractual relationships that are typical for international businesses in China. As a result of these arrangements, we have secured significant rights to influence Jingwei Communication’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive all income earned by Jingwei Communications. In addition, to ensure that Jingwei Communications and its shareholders perform certain obligations under these contractual arrangements, the shareholders have pledged to Jingwei HengTong all of their equity interests in Jingwei Communications. Upon the occurrence of certain events, the equity interests will be transferred to Jingwei HengTong, or at such time that current restrictions under PRC law on foreign ownership of Chinese companies providing value-added telecommunications services in China are lifted, Jingwei HengTong may exercise its option to purchase the equity interests in Jingwei Communications. From time to time, Jingwei HengTong enters into contracts with foreign affiliates of our telecom customers to provide services in China. Due to PRC regulations that restrict PRC entities engaged in value-added telecommunications and Internet services from performing services for entities located outside of the PRC, we utilize HuashiDai Information Technology Limited, a Hong Kong company in which Mr. Du is the majority shareholder, to perform these services. HuashiDai receives no consideration or other benefits for performing these services, and we receive payment for the work performed.

Industry and Market Overview

China Economic Overview

China’s GDP grew an estimated 10.5% in 2006 to $2.6 trillion and continues to rank as the world’s fastest growing economy. The National Bureau of Statistics of China forecasts average annual GDP growth of 8.5% through 2010.

China’s GDP
($ in billions)

China Telecom and Internet Markets

In 2006, substantially all of our revenues were derived from telecom-related customers. According to China’s Ministry of Information Industry (‘MII”), the number of fixed-line phone subscribers increased to 350 million, or 10.8%, in 2005. From 2002 to 2005, fixed-line phone subscribers increased at a 17.8% compound annual growth rate. Growth in China’s telecom sector is influenced greatly by China’s economic prosperity. The MII estimates that the total revenue of the telecom sector grew to approximately $82 billion, or 10.2% in 2006.

The Internet in China is mobile-centric and is one of the country’s fastest growing industries. Industry revenues increased from approximately $100 million in 2001 to approximately $2 billion in 2005. Forecasts indicate that the industry will reach $6 billion in 2009, a compound annual growth rate of 32%. Growth is being driven by increased spending power of the large and rapidly growing “digerati” 1  population.

China has a sizeable digerati population with approximately 500 million wired and wireless Internet subscribers. Digerati describes the knowledgeable group of users of leading edge digital technologies. Currently, wireless subscribers outnumber wired subscribers by a factor of approximately four to one. In 2006, China’s wireless telecom/Internet subscriber base reached an estimated 441 million, a 12% year-over-year increase.

The China Internet Network Information Center estimates that nearly 70% of Internet users in China are under the age of 30. The average weekly time spent online has steadily increased from 8.5 hours in 2001 to 15.9 hours in 2005. The demographic characteristics and increased consumption trends are very attractive to marketers.

China’s Internet market can be grouped into three segments: (i) online advertising; (ii) online games; and (iii) WVAS.

WVAS is one of the fastest growing sectors of China’s Internet industry. The WVAS sector has grown from zero to approximately $1.2 billion in just five years. The WVAS sector is expected to double over the next five years resulting from (i) growth in wireless subscribers, (ii) low wireless penetration rates, (iii) increased spending power, (iv) average revenue per user (“ARPU”) expansion, (v) content proliferation, and (vi) network upgrades. WVAS service providers aggregate and/or develop digital content for wireless operators (e.g., China Mobile and China Unicom). WVAS based on current 2G and 2.5G networks include: short messaging services (SMS); multimedia messaging services (MMS); interactive voice messaging (IVR); games; screen savers; ring tones; color ring back tones (CRBT); wireless application protocol (WAP); and music downloads. The development of 3G networks potentially expand the range of WVAS to include video messaging, wireless video chat, wireless radio and IPTV.

Providers of WVAS rely on wireless operators’ networks to deliver their content. China Mobile, with over 265 million subscribers, and China Unicom, with over 128 million subscribers, are currently the largest wireless operators in China. As such, wireless operators are focused on managing their rapid subscriber growth and network infrastructure, and have decentralized WVAS and software service management to their provincial offices. Decentralization by wireless operators has increased competition among service providers as each strives to develop original, innovative content.

The WVAS segment is highly fragmented with few large competitors and numerous niche competitors. Although large companies, such as TOM Online, Inc. SINA Corp. and KongZhong Corp., have national presence and account for the majority of industry revenues, they compete intensely with numerous provincial competitors having local relationships and expertise.

Through constant development of innovative content, WVAS service providers have provided wireless operators with a significant, high margin revenue opportunity. For example, WVAS revenue currently accounts for approximately 20% of China Mobile’s total revenues, an increase from approximately 3% in 2001. Subscriber demand for new innovative content has led to strong wireless subscriber and ARPU growth. In addition, as competition increases between the incumbent wireless operators, they will need strong relationships with WVAS service providers to enhance the subscriber experience and stickiness.

Fees are charged to a subscriber’s monthly bill and wireless operators typically charge a predetermined percentage of this fee and remit the remainder to the service provider. For advanced services, revenue sharing varies among products.

Data Mining Services Overview

Data mining, the extraction of hidden predictive information from large databases, is a powerful technology with great potential to help companies focus on the most important information in their data warehouses. Data mining tools predict future trends and behaviors, allowing businesses to make proactive, knowledge-driven decisions. These tools include statistical models, mathematical algorithms and machine learning methods (algorithms that improve their performance automatically through experience, such as neural networks or decision trees). The automated, prospective analyses offered by data mining move beyond the analyses of past events provided by retrospective tools typical of decision support systems. Data mining tools can help answer business questions that traditionally were too time consuming to resolve. They scour databases for hidden patterns, finding predictive information that experts may miss because it lies outside their expectations.

Data mining can be performed on data represented in quantitative, textual or multimedia forms. Data mining applications use a variety of parameters to examine data including: association (patterns where one event is connected to another event, such as purchasing a pen and purchasing paper); sequence or path analysis (patterns where one event leads to another event, such as the birth of a child and purchasing diapers); classification (identification of new patterns, such as coincidences between duct tape purchases and plastic sheeting purchases); clustering (finding and visually documenting groups of previously unknown facts, such as geographic location and brand preferences); and forecasting (discovering patterns from which one can make reasonable predictions regarding future activities, such as the prediction that people who join an athletic club may take exercise classes).

Many companies already collect and refine massive quantities of data. Data mining techniques can be implemented rapidly on existing software and hardware platforms to enhance the value of existing information resources and can be integrated with new products and systems as they are brought on-line. When implemented on high performance client/server or parallel processing computers, data mining tools can analyze massive databases to deliver answers to questions such as, "Which clients are most likely to respond to my next promotional mailing and why?"

The core components of data mining technology have been under development for decades in research areas such as statistics, artificial intelligence and machine learning. Today, the maturity of these techniques, coupled with high-performance relational database engines and broad data integration efforts, make these technologies practical for current data warehouse environments. Data mining is now being broadly used in the business community because it is supported by technologies that are sufficiently mature including: (i) massive data collection; (ii) powerful multiprocessor computers; and (iii) innovative data mining algorithms. The increased availability of information and the decreasing costs of storing it have also played a role.

Given databases of sufficient size and quality, data mining technology can generate new business opportunities by providing these capabilities:

•
Automated prediction of trends and behaviors. Data mining automates the process of finding predictive information in large databases. Questions that traditionally required extensive hands-on analysis can now be answered directly from the data — quickly. A typical example of a predictive problem is targeted marketing. Data mining uses data on past promotional mailings to identify the targets most likely to maximize return on investment in future mailings.

•
Automated discovery of previously unknown patterns. Data mining tools sweep through databases and identify previously hidden patterns in one step. An example of pattern discovery is the analysis of retail sales data to identify seemingly unrelated products that are often purchased together. Other pattern discovery problems include detecting fraudulent credit card transactions and identifying anomalous data that could represent data entry keying errors.

A wide range of companies have deployed successful applications of data mining. The automobile, financial services, retailing and utility industries commonly use data mining to improve operational efficiency and identify new market opportunities, trends and target audiences. Examples of data mining applications include:

•
A credit card company can leverage its vast warehouse of customer transaction data to identify customers most likely to be interested in a new credit product. Using a small test mailing, the attributes of customers with an affinity for the product can be identified. Recent projects have indicated more than a 20-fold decrease in costs for targeted mailing campaigns over conventional approaches.

•
A diversified transportation company with a large direct sales force can apply data mining to identify the best prospects for its services. Using data mining to analyze its own customer experience, the company can build a unique segmentation identifying the attributes of high-value prospects. Applying this segmentation to a general business database such as those provided by Dun & Bradstreet can yield a prioritized list of prospects by region.

While early adopters of data mining have tended to be in information-intensive industries, the technology is applicable to any company looking to leverage a large data warehouse to better manage their customer relationships. Two critical factors for success with data mining are: (i) a large, well-integrated data warehouse; and (ii) a well-defined understanding of the business process within which data mining is to be applied, such as customer prospecting, retention and campaign management.

Products and Services

Software Services

Our software services include a broad range of operation and business support systems, such as billing systems, provisioning solutions and decision support and customer relationship management systems. Our software products are engineered to allow our customers to integrate our software with existing applications and services with minimal effort and programming overhead, which helps customers improve their customer relationships and operating efficiency. Although typically sold together, our software services are segmented into operation and business support services.

Operation Support Services (OSS)

Business Support Services (BSS)

Data Mining

Data mining is a technology that assists companies in identifying the most important information within the data they have collected on their current and potential customers. Through the use of data mining, companies are able to improve operational efficiency and identify new market opportunities, trends and target audiences enabling them to achieve increased revenues and profitability.

Our proprietary database contains the name, age, gender, identification number, income level, address, work status and type, mobile phone usage and pattern, telecom service subscriptions and purchasing history information of over 200 million Chinese consumers. This database is a key component of our business strategy in the telecom industry and our recent expansion into additional areas such as the automobile, cable, financial services, retail and utility industries. The initial data was collected from our predecessor company’s 70 million paging subscribers. We receive additional consumer profiles through strategic partners, such as China Photar Electronics Group Limited (“Photar”), a manufacturer of consumer electronics and office automation products.

The breadth of our database affords us the ability to conduct a wide range of data mining processes including:

Once a target audience is identified through data mining analysis, we assist our customers in the promotion and marketing of new products and services through telemarketing, direct marketing and WVAS. We share in the revenues derived from consumer purchases resulting from our marketing and promotion activities.

We outsource telemarketing services to a 2,000 seat call center, which is also tasked with updating the database. Direct marketing is conducted through targeted mailings and focus groups and marketing through WVAS is primarily conducted through short messaging service (SMS) and 2-dimensional barcode.

Within our data mining services segment, we also offer telecom providers a vast range of WVAS. Unlike our competitors who use telecom providers’ networks simply as a distribution channel, we create and manage WVAS for telecom providers to offer to their customers under their own brands. Our WVAS offerings include:

Business Strategies for Future Growth

We currently have a number of initiatives in place to drive future growth.

•
Leveraging Assets into New Markets. We believe that a key driver of our future growth will be the broad adoption of our data mining services outside of telecom sector. An increasing number of Chinese businesses are turning to data mining services in an effort to gain competitive advantages and increase revenues, profitability and overall efficiency. Through the effective utilization of our consumer database, we believe we are in a position to capitalize on this trend based upon the data mining expertise we have gained from serving the telecom sector. We have added customers in the automobile, financial services, retail and utility industries and continues to opportunistically pursue high quality prospects. For example, we have recently performed data mining services for Amway, ChangAn Auto, China Merchant Bank and Huabei Power. As part of this strategy, we intend to offer data mining services to large, multinational corporations with a presence in China to help them better reach their intended audiences by streamlining their marketing and promotional efforts. We will seek to double the size of our database from its current level of over 200 million consumers to 400 million consumers by the end of 2008, and to enhance our data mining infrastructure to better serve our current and prospective customers.

•
Expand Geographic Presence. Through business development initiatives, we plan to capture greater market share with our existing customer base and their affiliates and expand the geographic footprint that we serve. We believe that near-term opportunities exist to further expand our services to affiliates of China Mobile, China Unicom and China Telecom. To further this growth strategy, we intend to open six additional branch offices in 2007 to complement our geographic expansion.

•
Increase Cross Selling Efforts. Historically, we have been successful at selling our products and services to our customers due to their complementary nature. Companies that use data mining services to improve their operational efficiency and identify new market opportunities, trends and target audiences can employ our software services to actively manage their customer relationships and improve billing, provisioning and collection practices. As we increase our focus on providing data mining services to a broad range of companies, we believe there is a significant opportunity to cross-sell our software services as a complementary product.

•
Introduce New Products and Services. We are committed to researching, designing and developing products and services that will continue to meet the demands of our customers. We employ 87 research and development professionals that are tasked with developing new software and services to meet changing market demands. Historically, we have introduced between two and three new products and services per year.

Near Term Growth Initiatives

•
Expanding IPTV and DTV Software Services with Huawei. Recently, we began to offer software services for Huawei Technologies Co., Ltd.’s Internet protocol television and digital television platforms. Headquartered in Shenzhen, China, Huawei is a large international provider of telecommunications equipment.

•
Introduce New Service Offering to the Cable Television Industry. We intend to leverage our expertise in the telecom sector to adapt our existing software services for use in the cable television industry. Due to similarities in customer management and provisioning requirements, we believe the introduction of this service provides us with a near-term opportunity to diversify our customer base outside of the telecom sector.

•
Capitalize on the Emerging 2-dimensional Barcode Trend. We have introduced a 2-dimensional barcode service and seek to capitalize on the rapid adoption of this emerging trend. Once a target audience is identified, our service enables customers to transmit a 2-dimensional barcode, representing an incentive offer or a ticket, to the target audience via short message service (SMS). For example, a company could deliver a voucher in 2-dimensional barcode format to a mobile device that could be redeemed when scanned at the point of sale. Furthermore, a company could deliver a 2-dimensional barcode to a target audience that, when scanned, would allow entrance into an event, such as a movie or concert.

Our 2-dimensional barcode service is a complementary offering to our comprehensive data mining services and analysis. We have recently begun offering this service to our customer base and have had early success with automobile retailers. We utilized our database to determine a target audience for a specific car model and subsequently sent an incentive offer to the target audience in 2-dimensional barcode format. Recipients of the barcode were able to receive a discount on a purchase of an automobile when the barcode was scanned by the retailer.

•
Marketing a New Missed Call Notification System to Fixed-line Telecom Providers. We recently introduced a missed call notification system for fixed-line telecom providers. The system is designed to notify a caller when a line with a busy signal becomes available. The system will help increase revenues for fixed-line telecom providers as more calls are expected to be connected. We have deployed the system on a trial basis to a telecom provider in the Henan province. We anticipate that revenues will be generated through revenue sharing agreements with telecom providers. Our missed call notification system is similar to *66 in the United States.

Competition

The software and data mining services markets in China are highly competitive. Although we do not currently compete against any one entity with respect to all aspects of our businesses, we do compete with various companies with respect to specific elements of our business. Many of our competitors are large companies with substantially greater resources. In the software services market, we compete with AsiaInfo Holdings, Inc., Lian Chuang, Neusoft and Digital China. In data mining services market, we compete primarily with Linkage and NCR Corp.

The principal competitive factors in our markets include:

•	ability to provide products and services that are innovative and attractive to customers and their end-users;

•	service functionality, quality and performance;

•	customer service and support;

•	pricing;

•	establishment of a significant customer base; and

•	ability to introduce new products and services to the market in a timely manner.

Customers and Markets

Our software service platforms are currently deployed with leading Chinese telecom carriers, including China Broadcast, China Mobile, China Netcom, China Rail Com, China Telecom and China Unicom. Each of our telecom customers has established provincial affiliates, which have independent purchasing authority for software platforms and WVAS for their regional networks. We have been successful in negotiating exclusive software licensing arrangements with eight provincial affiliates of China Mobile and three provincial affiliates of China Unicom and has recently begun managing third-party software platforms for affiliates of China Mobile in five other provinces and for affiliates of China Unicom in three other provinces as they seek a better quality of service and a unified platform. We have non-exclusive operating arrangements with eight provincial affiliates of China Netcom, five provincial affiliates of China Broadcast, five provincial affiliates of China Telecom and one provincial affiliate of China Rail Com. In addition, affiliates of China Mobile and China Unicom have deployed our WVAS offering in 10 provinces. We believe that near-term opportunities exist to further expand our services to affiliates of China Mobile, China Unicom and China Telecom.

We are focusing on expanding our geographic footprint and continuing to diversify our customer base, in addition to introducing new products and services. We have added customers in the automobile, financial services, retail and utility industries and continues to opportunistically pursue high quality prospects. For example, we recently performed data mining services for Amway, ChangAn Auto, China Merchant Bank and Huabei Power. In addition, we have recently introduced a new software platform that management believes will enable us to service the cable television industry.

2006 Revenue by Major Customer
($ in millions)

Sales and Marketing

Our sales and marketing strategy has focused primarily on the telecom sector and substantially all of our historical revenues have been derived from telecom customers. In addition to continuing to grow our presence in the telecom sector, we have focused on the automobile, cable, financial services, retail and utility industries for further expansion. Our sales and marketing organization is structured into four strategic groups: (i) major account sales; (ii) branch sales; (iii) marketing; and (iv) customer service.

Major Account Sales. The major account sales group, with 10 account managers and support engineers, focuses its efforts on companies having a national presence. The major account sales group currently manages China Mobile, China Unicom and Huawei.

Branch Sales. The major account sales group is supported by our 14 strategically-located regional sales offices, allowing effective servicing of customers on a local basis. Each regional sales office is self-sufficient with a sales, engineering and support staff.

Marketing. The marketing department focuses on strategic partner development, market analysis and strategy and product development planning, in addition to the promotion of our brand, products and services. We also utilize an established reseller network to assist in the marketing of our data mining services.

Customer Service. Due to the importance of our products and services to our customers’ daily back office operations, we place a significant emphasis on customer service activities. Customer service is handled on a local level by support engineers and on a national level by research and development specialists. We also maintain telephone and e-mail support for general product and service support.

The typical sales cycle for both software and data mining services is between two and four months. For software installations, we charge a one-time license fee, which can range from $50,000 to $500,000 per installation, and an annual maintenance fee equivalent to 10-15% of the initial amount, creating a recurring revenue stream. Data mining services are sold on a project by project basis and we share in the revenues derived from consumer purchases resulting from our marketing and promotion activities. Based on historical trends, management estimates that approximately 48%, 47% and 5% of our annual revenues are derived from license fees, revenue sharing agreements and maintenance fees, respectively.

Regulatory Matters

The telecommunications industry is highly regulated in China. PRC laws and regulations restrict foreign investment in China’s telecommunications service industry. The contractual arrangements between our wholly-owned subsidiary, Jingwei HengTong, and Jingwei Communications, allow us to exercise significant rights over the business operations of Jingwei Communications and to realize the economic benefits of the business. We believes that our operations are in compliance in all material respects with current, applicable PRC regulations. However, many PRC laws and regulations are subject to extensive interpretive power of governmental agencies and commissions, and there is substantial uncertainty regarding the future interpretation and application of these laws or regulations.

Employees

As of December 31, 2006 Jingwei had 177 employees, including 9 in management, 87 in research and development, 70 in sales and marketing and 11 in administrative/sales support. None of our employees are represented by labor unions or subject to collective bargaining agreements. We believes our employee relations are good.

Properties

Our headquarters is located at Room 1605, Tianan Hi-tech Plaza Tower A, Tianan Cyber Park, Futian District, Shenzhen, PRC 518040. We have 14 branch offices strategically-located throughout China, affording our customers local expertise and management. Our facilities are used for sales and marketing, research and development and administrative functions. All of the facilities are leased. We believe our facilities are adequate for our current needs.

Risk Factors

Risks Related to Our Business

We have a limited operating history.

Our limited operating history and the early stage of development of the industry in which we operate makes it difficult to evaluate our business and future prospects. Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expands. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties in implementing our business model, including potential failure to:

•	increase awareness of our products, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings, including the integration of any future acquisitions;

•	maintain adequate control of our expenses; and

•
anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Our business depends to a large extent on mobile telecommunications service providers in China and any deterioration of such relationships may result in severe disruptions to our business.

We have derived, and believe we will continue to derive, a significant portion of our revenues from a limited number of large customers, such as China Mobile and China Unicom which are our only major customers who have been customers for over two years. We operate under exclusive software licensing and revenue sharing arrangements with China Mobile and China Unicom. Currently, China Mobile and China Unicom are the only mobile telecommunications service providers in China that have platforms for WVAS. Our agreements with them are generally for a period of less than one year and generally do not have automatic renewal provisions. If neither of them is willing to continue to cooperate and negotiate with us upon expiration, we may not be able to conduct our existing WVAS business. In 2006, approximately 90% of our revenues were derived from five customers, of which three were new customers. The loss, cancellation, deferral or renegotiation of any large agreements with telecommunications operators or other major customers could have a material adverse effect on our profitability.

In addition, if either China Mobile or China Unicom decides to change its content or transmission fees or its share of revenues, or does not comply with the terms and conditions of our agreements with them, our revenues and profitability could also be materially adversely affected.

Our financial condition and results of operations may be materially affected by the changes in policies or guidelines of the mobile telecommunications service providers.

The mobile telecommunications service providers in China may, from time to time, issue certain operating policies or guidelines, requesting or stating its preference for certain actions to be taken by all WVAS providers using their platforms. Due to our reliance on the mobile telecommunications service providers, a significant change in their policies or guidelines may have a material adverse effect on us. Such change in policies or guidelines may result in lower revenue or additional operating costs for us, and as such, we cannot assure you that our financial condition and results of operations will not be materially adversely affected by any such policy or guideline change.

Our customers are concentrated in a limited number of industries.

Our customers are concentrated primarily in the telecommunications, media and technology industries, and to a lesser extent, the automobile, financial services, retail and utility industries, where the current trend is to outsource certain customer relationship management and value-added services. Our ability to generate revenue depends on the demand for our services in these industries. An economic downturn, or a slowdown or reversal of the tendency in any of these industries to rely on outsourcing could have a material adverse effect on our business, results of operations or financial condition.

The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and expect competition to persist and intensify in the future. Our competitors are mainly leaders in the software and data mining services markets, such as AsiaInfo Holdings, Inc., Lian Chuang, Neusoft and Digital China in the software services market and Linkage and NCR Corp. in the data mining services market. Our competitors also include small firms offering specific applications, divisions of large entities and other large independent firms. We face the risk that new competitors with greater resources than us will enter our markets.

Increasing competition among telecommunication companies in greater China has led to a reduction in telecommunication services fees that can be charged by such companies. If a reduction in telecommunication services fees negatively impacts revenue generated by our customers, they may require us to reduce the price of our services, or seek competitors that charge less, which could reduce our market share. If we must significantly reduce the price of our services, the decrease in revenue could adversely affect our profitability.

Key employees are essential to growing our business.

Regis Kwong, Chief Executive Officer, George Du, President, General Manager and Chairman, and James Mu, Chief Financial Officer are essential to our ability to continue to grow our business. Messrs. Kwong, Du and Mu have established relationships within the industries in which we operate. If either of them were to leave the Company, our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

Although individual members of our management team have experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

International operations require significant management attention.

Our operations in China and in other Asian countries are subject to risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

•	legal uncertainties or unanticipated changes regarding regulatory requirements, political instability, liability, export and import restrictions, tariffs and other trade barriers;

•	longer customer payment cycles and greater difficulties in collecting accounts receivable;

•	uncertainties of laws and enforcement relating to the protection of intellectual property; and

•	potentially uncertain or adverse tax consequences.

If we need additional financing, which may not be available on satisfactory terms or at all.

We believe that our existing cash will be sufficient to support our current operating plan for at least the next 18 months. However, our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to you.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we would incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to your interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

We must respond quickly and effectively to new technological developments.

Our business is highly dependent on our computer and telecommunications equipment and software systems. Our failure to maintain our technological capabilities or to respond effectively to technological changes could adversely affect our business, results of operations or financial condition. Our future success also depends on our ability to enhance existing software and systems and to respond to changing technological developments. If we are unable to successfully develop and bring to market new software and systems in a timely manner, our competitors’ technologies or services may render our products or services noncompetitive or obsolete.

If we fail to protect adequately or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability, and the ability of our licensors, to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have nine patents issued by the National Intellectual Property Administration of the PRC and the Shenzhen Bureau of Science, Technology and Information. We anticipate filing additional patent applications both in the PRC and in other countries, as appropriate. However, we cannot predict the degree and range of protection patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent the our patents, if and when patents will issue, whether or not others will obtain patents claiming aspects similar to our patent applications, or if we will need to initiate litigation or administrative proceedings, which may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into confidentiality and, where applicable, grant-back agreements. These agreements may not provide adequate protection in the event of unauthorized use or disclosure or the lawful development by others of such information. If any of our intellectual property is disclosed, our value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether it wins or loses. All these could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights. However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We have never paid cash dividends and is not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We dos not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Risks Associated With Doing Business In Greater China

There are substantial risks associated with doing business in greater China, as set forth in the following risk factors.

Our operations and assets in greater China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under our current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if Chinese renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our international operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

We are required to obtain licenses to expand our business into other provinces of mainland China.

Our activities must be reviewed and approved by various national and local agencies of the Chinese government before they will issue business licenses to us. There can be no assurance that the current Chinese government, or successors, will continue to approve and renew the our licenses. If we are unable to obtain licenses or renewals, we will not be able to continue our business operations in mainland China, which would have a material adverse effect on our business, financial condition and results of operations.

Existing and proposed regulation in the areas of consumer privacy, data use and/or security could affect our financial condition.

We and our customers are subject to regulations related to privacy and data use and security in the PRC, and our customers and us could be negatively impacted by these regulations. Our data mining services depend in large part on the use of consumer information obtained from former customers of Shenzhen Yulong Communications and various third-party sources. Regulation of privacy and data use and security in the PRC may increase the costs relating to the our business. Any additional regulations in these areas may also increase our costs to comply with such regulations and could materially and adversely affect our profitability. Finally, failure to comply with the privacy and data use and security laws and regulations to which we are subject could result in fines, sanctions or other penalties, which could materially and adversely affect our results of operations and overall business.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If the our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

PRC laws and regulations restrict foreign investment in China’s telecommunications service industry and we have entered into contractual agreements with Jingwei Communications to control and realize the benefits of the business. We are relying upon PRC laws and there is substantial uncertainty regarding the interpretation and application of current or future PRC laws and regulations.

Since we are deemed to be foreign persons or foreign-funded enterprises under PRC laws and cannot directly invest in companies operating in the telecommunications industry, we operate our businesses in China through Jingwei Communications, an operating company that is owned by PRC citizens and not by us. We control Jingwei Communications through a series of contractual arrangements. Although we believe we are in compliance with current PRC regulations, we cannot be sure that the PRC government would view these contractual arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. In the opinion of our PRC legal counsel, our current ownership structure and the contractual arrangements comply with all existing applicable PRC laws, rules and regulations. Because this structure has not been challenged or examined by PRC authorities, uncertainties exist as to whether the PRC government may interpret or apply the laws governing these arrangements in a way that is contrary to the opinion of our PRC counsel. If we, our wholly-owned subsidiaries or Jingwei Communications, were found to be in violation of any existing PRC laws or regulations, the relevant regulatory authorities would have broad discretion to deal with such violation, including, but not limited to the following:

•  levying fines;

•  confiscating income;

•  revoking licenses;

•  shutting down servers or blocking websites;

•  requiring a restructure of ownership or operations; and/or

•  requiring the discontinuance of WVAS businesses.

Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

The contractual agreements between Jingwei HengTong and Jingwei Communications may not be as effective in providing operational control as direct ownership of these businesses and may be ineffective to permit consolidation of the financial results of the business.

We depend on Jingwei Communications, an operating company in which we have no equity ownership interest, for substantially all of our operations, revenues and net income, and must rely on contractual agreements to control and operate these businesses. Although we have been advised by PRC legal counsel that our contractual arrangements with the operating company are valid, binding and enforceable under PRC laws and regulations, these contractual agreements may not be as effective in providing and maintaining control over the operating company and its business operations as direct ownership of these businesses. For example, we may not be able to take control of Jingwei Communications upon the occurrence of certain events, such as the imposition of statutory liens, judgments, court orders, death or incapacity. Furthermore, if the operating company and its shareholders fail to perform as required under those contractual agreements, we will have to rely on the PRC legal system to enforce those agreements, and due to the uncertainties that exist under PRC law about its structure, there is no guarantee that we will be successful in an enforcement action and any action could result in the disruption of our business, damage to our reputation, diversion of our resources and significant costs. In addition, the PRC government may propose new laws or amend current laws that may be detrimental to our current contractual agreements with the operating company, which may in turn have a material adverse effect on our business operations.

These contractual arrangements have not yet been the subject of an audit report issued by an audit firm registered with the Public Company Accounting Oversight Board in the United States. In the event the audit firm providing an audit report regarding our financial statements for the year ended December 31, 2007 determines that the contractual arrangements are not effective to permit consolidation of the results of operations of the business, we may be required to modify such arrangements in order to obtain the opinion of such audit firm regarding their financial statements that must be filed with the SEC. Any such modifications may be costly and time-consuming or may not be possible to implement, which would likely result in significant disruptions to our business and the public market for our securities.

Risks Related to the Common Stock

If we do not timely file and have declared effective a registration statement to register for resale shares from our recent offering, we will be subject to liquidated damages.

We entered into a Registration Rights Agreement at the time of closing of the Offering. Under the Registration Rights Agreement, we are obligated to file a registration statement providing for the resale of all or a portion of the shares included in the Units and all, or a portion of the Shares underlying the Warrants included in the Units within 60 calendar days after the closing of the Offering and we will use our best efforts to have it declared effective within 120 calendar days of the closing of the Offering. Although we believe that we and our advisors will be able to take all steps necessary to permit the SEC to declare the registration statement effective, it is possible that the SEC may, by application of policies or procedures that vary from past policies and procedures, delay the effectiveness of the registration statement or make it impractical for us to respond to the SEC in a manner that permits us to declare the registration statement effective. If we do not meet these timelines, then we must pay liquidated damages in the amount of 1% of the purchase price of the securities being registered, per month, subject to a maximum limit of 10%.

When the registration statement becomes effective, there will be a significant number of shares of common stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the registration statement, a large number of shares of common stock will become available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of one year may, upon filing a notification with the SEC on Form 144, sell common stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

Our principal stockholders, officers and directors, who currently own 53.4% of our outstanding Common Stock, are subject to a one year lock-up. The shares of Common Stock held by the former shareholders will be tradable subject to compliance with the requirements of the Securities Act, including Rules 144 and 145 under the Securities Act.

Our Common Stock is considered “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore is a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data is for our operating subsidiary, Shenzhen Jingwei Communications Co., Ltd., and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth elsewhere in this Form 8-K. The selected financial data presented below for the fiscal years ended December 31, 2005 and 2006 are derived from financial statements audited by PKF Hong Kong SAR, a member firm of Pannell Kerr Forster International, an independent accounting firm with over 400 offices worldwide, and should be read in conjunction with the consolidated financial statements of Jingwei Communications and notes thereto, set forth elsewhere in this Form 8-K.

The selected financial data for the fiscal year ending December 31, 2007 is based on management’s projections. While the projections set forth below are based on forecasts and assumptions that management considers reasonable, they are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. In addition, the projections assume that no event will occur that materially disrupts our business. Accordingly, there can be no assurance that the projections will be achieved and the actual results may well vary significantly from those shown. These projections have been prepared by our management and have not been opined upon, reviewed or compiled by independent public accountants and are not presented in accordance with generally accepted accounting principles. Further, these projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants regarding projections.

Selected Historical and Projected Financial Data
($ in thousands)

	For the year ended December 31,
	2005A	2006A	2007P
Software Services	$7,148	$8,758	$9,722
Data Mining	1,790	4,883	11,157
Total Revenues	$8,937	$13,641	$20,879
% Growth	223.0%	52.6%	53.1%
Gross Profit	$3,771	$5,525	$10,402
% Margin	42.2%	40.5%	49.8%
EBIT	$2,170	$3,745	$7,206
% Margin	24.3%	27.5%	34.5%
Net Income	$2,161	$3,800	$6,827
% Margin	24.2%	27.9%	32.7%
Cash and Cash Equivalents	$704	$704	$7,200
Net Working Capital	$2,068	$6,050	$9,627
Total Assets	$6,845	$11,369	$30,469
Stockholders' Equity	$2,253	$6,206	$10,333
Capital Expenditures	$65	$7	$9,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Form 8-K.

Company Overview

We are a technology services provider in China specializing in software and data mining services. Our software services include a broad range of billing systems, provisioning solutions and decision support and customer relationship management systems that can be easily integrated into a customer’s existing software platform. Our data mining capabilities, which include business efficiency and database marketing and analysis services, are bolstered by our proprietary database which contains detailed biographical, demographic and purchasing data on over 200 million Chinese consumers. Within our data mining services segment, we also offer telecom providers a full-range of WVAS.

Currently, we offer 17 software platforms and our intellectual property portfolio is covered by nine patents issued by the National Intellectual Property Administration of the People’s Republic of China and the Shenzhen Bureau of Science, Technology and Information.

The primary geographic focus of our operations is in China, where we derive substantially all of our revenues. We conduct our business operations through our wholly-owned subsidiary Jingwei HengTong and thereby through a variable interest entity Jingwei Communications. Both companies are registered in PRC.

Financial Operations Overview

Revenue

We derive substantially all of our revenues from software and data mining services. Our products and services are sold by our sales and marketing organization, as well as an established reseller network. Our business model provides for a recurring revenue stream obtained through annual maintenance fees and revenue sharing arrangements. For software services, we charge an initial licensing fee and an annual maintenance fee of 10-15% of the initial amount. Data mining services are sold on a project by project basis and, in addition to fees, we share in the revenues derived from consumer purchases resulting from our database marketing and promotion activities. Based on historical trends, we estimate that 48%, 47% and 5% of our annual revenues are derived from license fees, revenue sharing agreements and maintenance fees, respectively. The typical sales cycle for software and data mining services is between two and four months.

We operate under exclusive software licensing and revenue sharing agreements with China Mobile in eight provinces and China Unicom in three provinces, and has software installations with several additional telecom companies, including China Broadcast, China Netcom, China Rail Com and China Telecom. In addition, we have recently begun managing third-party software platforms for affiliates of China Mobile in five other provinces and for affiliates of China Unicom in three other provinces.

We own and manage a database containing detailed biographical, demographic and purchasing information on over 200 million Chinese consumers. The breadth of our database affords us the ability to conduct a wide range of data mining processes. Once a target audience is identified through data mining analysis, we assist our customers in the promotion and marketing of new products and services through telemarketing, direct marketing and WVAS. We share in the revenues derived from consumer purchases resulting from our marketing and promotion activities. Within our data mining services operations, we also offer telecom providers a vast range of WVAS. Unlike our competitors who use telecom providers’ networks simply as a distribution channel, we create and manage WVAS for telecom providers to offer to their customers under their own brands.

Trends in the Company’s Business

Our business has grown rapidly since inception and we anticipate that our business will continue to grow at a rapid pace in the next three to five years. Our growth will be driven by the broad adoption of our data mining services outside of the telecom sector, geographic expansion and the introduction of new products and services.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States. In doing so, we have to make estimates and assumptions that affect our reported amount of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on historical data and trends and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Allowance for Doubtful Accounts. The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectiblity of trade and other receivables. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers is to deteriorate resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, our management established the general provisioning policy to make the allowance for doubtful accounts equivalent to the aging of trade and other receivables during fiscal 2005 and 2006 as follows:

% of general
provision
Trade and other receivables due:
Within one year	0.3%
After one year but within two years	5.0%
After two years but within three years	20.0%
Over three years	100.0%

Additional specific provisions are made against trade and other receivables aged less than three years to the extent which they are considered to be doubtful.

Bad debts are written off when identified. We extend unsecured credit to customers ranging from four to seven months in the normal course of business. We do not accrue interest on trade accounts receivable.

Revenue Recognition. Revenues from software services are recognized when all of the following have occurred: (i) a contract has been signed by the customer and us; (ii) we have delivered software services to the customer as defined by the customer; (iii) the project milestone delivered is assigned a fixed price; and (iv) the customer’s acceptance of the project is reasonably assured.

Revenue from data mining services is recognized when the services are rendered.

Government subsidies that compensate us for general expenses incurred and research and development activities are recognized as income at the time when the approval documents are obtained from the relevant government authorities and are received by us.

Foreign Currency Translation. Our functional currency is the renminbi (“RMB”) which is not freely convertible into foreign currencies. We maintain our financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, our financial statements which are prepared using the functional currency have been translated into U.S. dollars. Assets and liabilities are translated at the exchange rates at the balance sheet date and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment of other comprehensive income, a component of stockholders’ equity. The exchange rates in effect at December 31, 2006 and 2005 were 1 RMB for $0.1279 and $0.1239, respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to U.S. dollars after the balance sheet date.

Comparison of Years Ended December 31, 2006 and 2005

Revenues.  Revenues increased $4.7 million, or 53%, from $8.9 million in 2005 to $13.6 million in 2006. Software services revenues increased $1.6 million, or 23%, from $7.1 million in 2005 to $8.8 million in 2006 due to customer additions, geographic expansion and the introduction of new products and services. Data mining revenues increased $3.1 million, or 173%, from $1.8 million in 2005 to $4.9 million in 2006 as a result of having a full year of operations in 2006.

Gross Profit.  Gross profit increased $1.8 million, or 47%, from $3.8 million in 2005 to $5.5 million in 2006. The increase in gross profit was due to revenue growth and improved fixed cost allocations associated with the increase in revenues. Gross margin declined slightly from 42% in 2005 to 41% in 2006.

Selling, General and Administrative Expense. Selling, general and administrative expense increased $0.1 million, or 8%, from $1.6 million in 2005 to $1.8 million in 2006. Selling, general and administrative expense represented 18% of revenue in 2005 and 13% of revenue in 2006. Through consultation with our auditors, we reclassified certain operating expenses in 2006.

EBIT. EBIT increased $1.6 million, or 77%, from $2.1 million in 2005 to $3.7 million in 2006. EBIT margin increased from 24% in 2005 to 27% in 2006. The improvement in EBIT was principally due to revenue growth and improved fixed cost allocations associated with the increase in revenues, as well as a full year of operations for the Company’s data mining services.

Comparison of Years ended December 31, 2005 and 2006 and the projected financial results for the year ended December 31, 2007

Revenues. Revenues are expected to increase $7.2 million, or 53%, from $13.6 million in 2006 to $20.9 million in 2007. Software services revenues are expected to increase $1.0 million, or 11%, from $8.8 million in 2006 to $9.7 million in 2007 due to geographic expansion with existing customers, the addition of new customers and the introduction of new products and services (e.g., missed call notification system). Data mining revenues are expected to increase $6.3 million, or 128%, from $4.9 million in 2006 to $11.2 million in 2007 primarily due to the addition of new customers and geographic expansion with existing customers.

Gross Profit. Gross profit is expected to increase $4.9 million, or 88%, from $5.5 million in 2006 to $10.4 million in 2007. The expected increase in gross profit is related to revenue growth primarily in the higher margin data mining business. Gross margin is expected to improve from 41% in 2006 to 50% in 2007.

Selling, General and Administrative Expense. Selling, general and administrative expense is expected to increase $1.4 million, or 80%, from $1.8 million in 2006 to $3.2 million in 2007. Selling, general and administrative expense represented 13% of revenue in 2006 and is expected to represent 15% of revenue in 2007. Selling, general and administrative expense is expected to increase as the Company opens additional branch offices and increase our staff. In addition, selling, general and administrative expense will increase due to the costs associated with being a public company and executive salaries.

EBIT. EBIT is projected to increase $3.5 million, or 92%, from $3.7 million in 2006 to $7.2 million in 2007. EBIT margin is expected to improve from 28% in 2006 to 35% in 2007. The expected improvement in EBIT is related to revenue growth and improved fixed cost allocations associated with the increase in revenues.

Capital Expenditures. Capital expenditures are expected to be $9 million in 2007. Planned capital expenditures are related to the purchase of data mining equipment and additional consumer profiles and will be funded through the net proceeds of the Offering.

Liquidity and Capital Resources

In summary, our cash flows were as follows:

	Year Ended December 31,
	2006	2005
	($ in thousands)

Net cash flows used in operating activities	$(266)	$146
Net cash flows used in investing activities	(7)	(65)
Net cash flows provided by financing activities	251	(219)
Effect of foreign currency translation on cash and cash equivalents	23	19
Net decrease in cash and cash equivalents	$(0)	$(118)
Cash and cash equivalents - beginning of year	$704	$822
Cash and cash equivalents - end of year	$704	$704

We have financed operations primarily through internally generated funds and loans from Mr. Du, our founder. The balance of loan payable to Mr. Du was $366,856 at the end of 2006 and $107,501 at the end of 2005.

Our cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months.

Our principal sources of liquidity are our cash, short-term investments and cash generated from operations. We believe that our existing cash, short-term investments and cash generated from operations will be sufficient to satisfy our current level of operations. Our liquidity could be negatively affected by a decrease in demand for our products and services. In addition, we may need to raise additional capital through future debt or equity financings to fund our growth.

Operating Activities

Cash provided by operating activities primarily consists of net income adjusted for certain non-cash items and the effect of changes in working capital and other activities. Cash used by operating activities for the year ended December 31, 2006 was $266,104 and consisted of net income of $3,799,905, adjustments of non-cash items of $420,370 and change in working capital and other activities of $(4,486,379). Changes in working capital and other activities primarily consisted of an increase of accounts receivable of $3,111,573 and increase of $1,676,402 from other receivables, prepayments and deposits.

Cash generated by operating activities for the year ended December 31, 2005 was $146,435 and consisted of net income of $2,161,311, adjustments of non-cash items of $90,258 and changes in working capital and other activities of ($2,105,134). Changes in working capital and other activities primarily consisted of an increase in accounts receivable of $2,049,856.

Investing Activities

Cash used by investing activities for the years ended December 31, 2006 and 2005 were $7,333 and $64,527, respectively, and attributable to capital expenditures.

Financing Activities

Cash provided by financing activities for the year ended December 31, 2006 was $250,567, which is a loan from the founder and majority shareholder Mr. Du. Cash used by financing activities for the year ended December 31, 2005 was $219,424, which was related to the repayment of a bank loan. We repaid all of our bank loan obligations in 2005.

Our future capital requirements will depend on a number of factors, including:

•	the progress of our product research and development;

•	the cost of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights;

•	competing technological and market developments;

•	our ability to maintain our existing and establish new collaborative relationships; and

•	the development of commercialization activities and arrangements.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined by rules recently enacted by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on our financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Effect of Recent Accounting Pronouncements

On January 17, 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46: Consolidation of Variable Interest Entities, an interpretation of ARB 51 (“FIN 46”), which was superseded by a revised interpretation (“FIN 46R”). These interpretations address financial reporting for entities over which control is achieved through a means other than voting rights. According to the requirements of FIN 46R, we have evaluated our relationships with Jingwei Communications. We have concluded that, Jingwei Communications is a “variable interest entity” for accounting purposes, and as a result of the contractual arrangements, which enables us to control Jingwei Communications, we are the primary beneficiary of Jingwei Communications. Accordingly, we adopted the provisions of FIN 46R and will consolidate Jingwei Communications.

In June 2006, FASB ratified the provisions of EITF Issue No. 06-3 “How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement,” which requires the Company to disclose how it accounts for taxes imposed on and concurrent with a specific revenue-producing transaction. We were required to implement EITF 06-03 beginning on January 1, 2007. We do not believe that the application of EITF 06-03 will have a material effect on our financial position, cash flows and results of operations.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognizes in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 became effective as of January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not believe that the application of FIN 48 will have a material effect on our financial position, cash flows and results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement.” SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement will become effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Currently, we are evaluating the impact of adopting SFAS 157 on our consolidated financial position, cash flows and results of operations.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of our financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. Currently, we are evaluating the impact of adopting SAB No. 108 on our consolidated financial position, cash flows and results of operations.

Description of Securities

Common Stock

We have 75,000,000 authorized shares of common stock, $0.01 par value, of which 17,049,000 is outstanding. Each holder of shares of common stock is entitled to one vote at stockholders' meetings for each share held. Our Articles of Incorporation do not provide for cumulative voting for the election of directors. Holders of shares of common stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the stockholders. Upon any liquidation, dissolution or winding-up, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of common stock are paid for, fully paid and non-assessable.

Warrants

We have warrants issued to purchase 1,459,850 shares of common stock at an exercise price of $6.00. The warrants have a four year term. So long as there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, we may redeem the Warrants on not less than 20 days’ prior written notice, at a price of $0.01 per Warrant, if the following conditions are met: (i) the fair market value of our Common Stock exceeds 200% of the exercise price for the 20 consecutive trading day period ending five trading days prior to the date of the redemption notice and (ii) the Warrants are then exercisable.

The Warrants, at the option of the holder, may be exercised by cash payment of the exercise price or if the registration statement is not declared by the SEC within six months of the Offering closing date, by “cashless exercise”. A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchase upon exercise of the Warrants in cash, the holder will forfeit a number of shares underlying the Warrants with a “fair market value” equal to such aggregate exercise price. We will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Market Price of and Dividends on Common Equity and Other Shareholder Matters.

There is no change in the market for our securities as a result of the Share Exchange. Our common stock, par value $.001, is listed for quotation in the OTCBB under the symbol “NVWH”; however, there is a limited active trading market in our securities.

Upon the Closing of the Share Exchange and the Offering, there were:

•	1,459,850 shares issuable upon the exercise of warrants issued to the Investors and CRT in connection with the Offering;
•	15,049,000 shares of which are restricted securities of common stock, as that term is defined in Rule 144 of the Rules and Regulations of the SEC, promulgated under the Securities Act;
•
3,395,000 shares that we have agreed with the Investors to register for resale after the Closing (excluding the 1,459,850 shares issuable upon exercise of the Warrants that will also be registered for resale).

As of May 17, 2007, prior to the Share Exchange and the Offering, there were 28 holders of record of our Common Stock.

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of the business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

As of May 16, 2007, there were no equity compensation plans approved or outstanding and no stock options granted or outstanding.

Legal Proceedings

In the normal course of business, we are subject to claims and litigation. We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

Changes in and Disagreements with Accountants

As previously reported on a Current Report on Form 8-K filed with the SEC on April 14, 2007, we notified Amisano Hanson, Chartered Accountants (“Amisano”) that it was being dismissed as the Company’s independent registered public accounting firm. The decision to dismiss Amisano was approved by the Company’s Board of Directors on April 1, 2007.

Except for an explanatory paragraph in Amisano’s report on the Company’s financial statements as of and for the year ended May 31, 2006 and for the period November 17, 2004 (inception) to November 30, 2006 which noted that there was substantial doubt as to the Company’s ability to continue as a going concern as the Company has suffered recurring losses from continuing operations and would have to obtain additional capital to sustain operations, Amisano report for the same periods did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the year ended May 31, 2006 and for the period November 17, 2004 (inception) to November 30, 2006, the Company did not have any disagreements with Amisano on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Amisano’s satisfaction, would have caused them to make reference thereto in their reports on the Company’s financial statements for such years. During the year ended May 31, 2006 and for the period November 17, 2004 (inception) to November 30, 2006, Amisano did not advise the Company that any of the events listed in Item 304 (a)(1)(iv)(B) had occurred or should occur.

On April 11, 2007, we engaged Schumacher & Associates, Inc. (“Schumacher”) as our independent registered public accounting firm for the fiscal year ended May 31, 2007. The decision to engage Schumacher as our independent registered public accounting firm was approved by our Board of Directors on April 1, 2007. During the year ended May 31, 2006 and for the period November 17, 2004 (inception) to November 30, 2006, through the date of this disclosure, we did not consult with Schumacher regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304.

Recent Sales of Unregistered Securities

See Item 3.02 above.

Indemnification of Directors and Officers

In connection with the Share Exchange, we did not amend Articles of Incorporation or Bylaws. Disclosure regarding indemnification of directors and officer of the Registrant is incorporated by reference from the Registration Statement on Form SB-2 (File No. 333-122557) as amended, and initially filed with the SEC on February 4, 2005.

Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 16, 2007 (after giving effect to the Share Exchange and the Offering) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders listed below is Room 1605, Tianan Hi-tech Plaza Tower A, Tianan Cyber Park, Futian District, Shenzhen, PRC 518040.

All share ownership figures include shares issuable upon exercise of options or warrants exercisable within 60 days of May 16, 2007, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares

George (Jianguo) Du	8,261,110	48%
Bartly J. Loethen (1)	150,000	-
Regis Kwong	-	-
James Mu	-	-
Dr. Li Wei (David Lee)	-	-
All Directors, Executive Officers and Director Nominees, as a group	8,411,110	48%

(1)
Mr. Loethen in his capacity as the majority-owner and manager of Synergy Business Consulting LLC, may be deemed to have beneficial ownership of the 150,000 shares of Common Stock held in the name of Synergy Business Consulting, LLC. Mr. Loethen has tendered his resignation as a director, which is expected to become effective within 20 days after the closing date of the Share Exchange. The principal address for Mr. Loethen is 730 W. Randolph Avenue, Suite 600, Chicago, IL 60661.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the Closing, Mr. Loethen resigned from his position as the sole officer of the Registrant and Mr. George Du was appointed to serve as Chairman and President, Mr. Regis Kwong was appointed to serve as Chief Executive Officer, Mr. James Mu was appointed to serve as Chief Financial Officer, Dr Li Wei (David Lee) was appointed to service as Chief Technology Officer and Mr. Zhisheng Wang was appointed to serve as Executive General Manager and Vice President of Sales and Marketing.

Prior to the consummation of the Share Exchange, our Board of Directors was comprised of one director, Mr. Bartly J. Loethen. At the Closing, Mr. George Du was appointed to serve as Chairman of the Board of Directors by Mr. Loethen. Mr. Loethen has tendered his resignation as a director, which is expected to become effective within 20 days after the closing date of the Share Exchange, and Mr. Kwong, Dr. Li, Ms. Corla Chen, Mr. Jason Chen, Mr. Lou Guo Qing and Ms. Lily Sun shall be appointed to the Board of Directors immediately upon such effectiveness. Each will continue to serve as directors of the Registrant and shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

Set forth below is information regarding the Registrant’s current directors, executive officers and director nominees.

Name	Age	Position

George (Jianguo) Du	43	President, General Manager and Director
Regis Kwong	44	Chief Executive Officer Director Nominee
James Mu	37	Chief Financial Officer
Dr. Li Wei (David Lee)	31	Chief Technology Officer Director Nominee
Zhisheng Wang	43	Executive General Manager; VP of Sales & Marketing Director Nominee
Corla Chen	37	Director Nominee
Jason Chen	42	Director Nominee
Lou Guo Qing	46	Director Nominee
Lily Sun	30	Director Nominee
Bartly J. Loethen	42	Director

George (Jianguo) Du, President, General Manager and Director

Mr. Du was appointed President, General Manager and Chairman of the Board of Directors in connection with the Share Exchange. Prior to the Share Exchange, Mr. Du served in the same position, and as Chairman of the Board of Directors, at Jingwei BVI from its inception in 2001. Mr. Du began his career as an engineer at the Shanghai 710 Research Institute (the “Institute”) in 1987 and later became the youngest Deputy Director of the Institute and General Manager of one of its subsidiaries in 1991. In 1993, Mr. Du founded Shenzhen Yulong Communications with fellow researcher, Mr. Guo Deying, to provide mobile paging software systems in China. In 1999, Shenzhen Yulong Communications split into two entities: Jingwei and China Wireless Technologies Limited. In December 2004, China Wireless Technologies Limited was listed on the Hong Kong Stock Exchange (ticker: 2369), and subsequently, Mr. Du became the Chairman of Jingwei. Mr. Du received his B.S. in Precision Instruments from Shanghai Jiaotong University in 1987 and an M.B.A. from Duke University in 2004.

Regis Kwong, Chief Executive Officer and Director Nominee

Mr. Kwong was appointed as Chief Executive Officer and will be appointed as a Director in connection with the Share Exchange. Prior to the Share Exchange, Mr. Kwong served in the same position, and as a Director, at Jingwei BVI since 2005. Mr. Kwong has over 20 years experience with leading global telecom services providers. From 1990 to 1995, Mr. Kwong was Regional Sales Manager at GTE (now Verizon). From 1995 to 1997, Mr. Kwong worked for GTE China as its Head of Operations. From 1997 to 1999, Mr. Kwong served as Vice President and General Manager for GTS China, a telecom operator in the United States and Europe. After GTS, Mr. Kwong founded Terremark Asia, a subsidiary of Terremark Worldwide (AMEX: TWW), to provide Internet messaging and Internet exchange services in China. From 2002 to 2005, Mr. Kwong was the Managing Director for China Consolidated Investments Limited. Mr. Kwong received his B.S. and Masters Degree in Computer Engineering from California Polytechnic University in 1985 and 1987, respectively, and an M.B.A. from Rutgers University in 1999.

James Mu, Chief Financial Officer

Mr. Mu was appointed as Chief Financial Officer in connection with the Share Exchange. Prior to the Share Exchange, Mr. Mu served in the same position with Jingwei BVI in 2007. From 2006 to 2007, Mr. Mu was a Consultant at Geller & Company. Prior to Geller & Company, Mr. Mu was Chief Financial Officer at Tongyuan Technology Company from 2005 to 2006 and Senior Accountant at Flightsafety International Inc., a Berkshire Hathaway subsidiary, from 2002 to 2005. Mr. Mu received his B.S. from Hebei University of Science and Technology in Chemical Technology in 1992 and an M.B.A. from Baruch College (The City University of New York) in Accounting in 1997.

Dr. Li Wei (David Lee), Chief Technology Officer and Director Nominee

Dr. Li was appointed as Chief Technology Officer and will be appointed as a Director in connection with the Share Exchange. Prior to the Share Exchange, Dr. Li served in the same position, and as a Director, at Jingwei BVI since March 2005, Dr. Li was Deputy General Manager at Yijin Technology Company (“Yijin”) from October 2003 to March 2005. Prior to Yijin, Dr. Li was the Chief Technology Officer at Crystaltrace Gever Technology Company from November 2002 to October 2003. From 1998 to 2002, Dr. Li was the Deputy General Manager and Head of Research and Development at Yestock Technology Co. Ltd., a wireless and global positioning system (GPS) solutions provider in China. Dr. Li holds a PhD in Business Administration and a Masters Degree in Software Engineering from University of Wuhan in 2007 and 2004, respectively, and received his B.S. in Computer Science and Application from Central South University of Technology in 1998.

Zhisheng Wang, Executive General Manager and VP of Sales and Marketing

Mr. Whang was appointed as Executive General Manager and VP of Sales and Marketing in connection with the Share Exchange. Prior to the Share Exchange, Mr. Whang served in the same position at Jingwei since 2004, Mr. Wang was the Deputy General Manager at China Telecom in the Henan province from May 2002 to August 2004. Mr. Wang has over 20 years of senior engineering and management experience with China Post and Telecom. Mr. Wang received his Masters Degree in Computer Science and Technology from Information Engineering University in 2004, and his B.S. in Telephone Communications from Henan Posts and Telecommunications School in 1981.

Jason Chen, Director Nominee

Mr. Chen is the founder and Chairman of China Photar Electronics Group Limited, a Hong Kong stock exchange listed company (ticker: 8220). In 1995, Mr. Chen created a joint venture with Philips Electronics to manufacture fax machines and wireless phones. In 2003, Mr. Chen created a joint venture with Sagem Communications (“Sagem”) to manufacture consumer electronics and office automation products for worldwide distribution and listed the joint venture on the Hong Kong stock exchange in 2003. He was the Chief Executive Officer of Guangdong Fengda Hi-tech Co. Ltd. from 2002 to 2004 and has been the Chairman of China Fengda Electronic Group since 2004. Mr. Chen is the People’s Representative for Heyuan City in the Guangdong province. Mr. Chen received his B.A. in Chinese from Shenzhen University in 1998 and his Masters Degree in Administration Management from Shenzhen University in 2003.

Corla Chen, Director Nominee

Ms. Chen joined Jingwei as a director in 2007. Since 2004, Ms. Chen has been the General Manager of Motion Telecom Holdings Ltd. She was the Secretary of the Board of Directors of Motion Telecom Holdings Ltd. from 2003 to 2004. Ms. Chen received her I.M.B.A. from Peking University in Business Administration in 2004 and received her B.A. in English from Chengdu University in 1991.

Lou Guo Qing, Director Nominee

Mr. Lou has been a Senior Vice President at China Electronics Appliance Corporation, one of the largest telecom equipment providers in China, since 2004. From 2002 to 2004, Mr. Lou was the Deputy General Manager at China Unicom in the Henan province. From 2000 to 2002, Mr. Lou was the General Manager at China Unicom in the Zhengzhou province. Mr. Lou received his E.M.B.A. from China Europe International Business School in 2005 and his B.A. in Chinese from Henan University in 1989.

Lily Sun, Director Nominee

Ms. Sun has been a Vice President at Photar International Investment since 2004. Prior to joining Photar International Investment, Ms. Sun was the Sales Director at Shenzhen Modern Computing Limited from 2001 to 2004. From 1999 to 2001, Ms. Sun was a Sales Manager at Yulong Communications. Ms. Sun received her B.S. in Technology Management from Wuhan Technology Institute in 1999.

Bartly J. Loethen, Director

Prior to the Share Exchange, Mr. Loethen was our sole officer and director. In connection with the Share Exchange, Mr. Loethen resigned from all of his positions at and tendered his resignation as a director, which is expected to become effective within 20 days after the closing date of the Share Exchange. Mr. Loethen is an attorney and founding partner of Synergy Law Group, L.L.C. He practices corporate law. Mr. Loethen’s experience includes working with privately-held companies, public companies, mergers and acquisitions, private placement investments, financing transactions, and licensing matters, as well as general corporate matters. Prior to the practice of law, Mr. Loethen was a Revenue Agent with the Internal Revenue Service. Mr. Loethen holds a B.S./B.A. in Accounting from the University of Missouri (1986) and received his J.D. from the University of Illinois College of Law (1994).

Compensation of Officers

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in 2006 and 2005 to each of the following named executive officers.

Summary Compensation of Named Executive Officers(1)

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

George (Jianguo) Du	2006	60,000	-	-	-	60,000
President, General	2005	60,000	-	-	-	60,000
Manager and Chairman

Regis Kwong(2)	2006	-	-	-	-	-
Chief Executive Officer	2005	-	-	-	-	-

(1)	Mr. Mu, Chief Financial Officer, is excluded as he was not an employee of the Company during fiscal years 2005 through 2006.
(2)	Mr. Kwong did not receive compensation in 2006.

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $100,000. In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

We have not granted any stock options or stock appreciation rights or any awards under long-term incentive plans.

We do not have any employment, termination of employment or change-in-control agreements with our Named Executive Officers.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors.

Certain Relationships and Related Transactions, and Director Independence

On June 28, 2006, Mr. Du, our Chief Executive Officer and Chairman, loaned RMB2,000,000 to Shenzhen New Yulong Information Technology Co., Ltd., a wholly-owned subsidiary of Jingwei Communications, for working capital purposes. This loan bears interest at the bank's interest rate and is payable on demand by Mr. Du.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As previously described in Item 5.01, on May 14, 2007, we completed the transactions contemplated by that certain Share Exchange Agreement pursuant to which we acquired all of the issued and outstanding shares of stock of Jingwei BVI. Prior to such transaction, Jingwei BVI’s fiscal year end was December 31 and our fiscal year end was May 31.

Accordingly, and following the interpretive guidelines of the SEC, we have changed our fiscal year end to match Jingwei BVI’s fiscal year end. As a result of the interpretive guidelines of the SEC mentioned above, no transition report is required in connection with such change in fiscal year end.

Item 5.06 Change in Shell Company Status.

As described in Item 1.01 of this Form 8-K, on May 14, 2007, we entered into the Exchange Agreement and consummated the Share Exchange, pursuant to which we acquired all of the issued and outstanding ordinary shares of Jingwei BVI in exchange for the issuance of the Shares to the Jingwei Shareholders.

As a result of the Share Exchange, Jingwei BVI became our wholly-owned operating subsidiary and, upon the issuance of the Shares, the Jingwei Shareholders owned in the aggregate, approximately 86.4% of all of our issued and outstanding stock. We currently have a total of 17,049,000 issued and outstanding shares of Common Stock and 18,508,850 shares outstanding on a fully diluted basis including shares of Common Stock issuable upon the exercise of warrants.

As the result of the consummation of the Share Exchange, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 8.01. Other Events

On May 16, 2007, Jingwei (which prior to May 17, 2007, was known as “Neoview Holdings, Inc.”) caused to be formed a corporation under the laws of the State of Nevada called Jingwei International Limited ("Merger Sub") and on May 16, 2007, the acquired one hundred shares of Merger Sub's common stock for cash. As such, Merger Sub became a wholly-owned subsidiary of the Registrant.

On May 17 , 2007, Merger Sub was merged with and into Jingwei. As a result of the merger, the corporate name of the Registrant was changed to “Jingwei International Limited” Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger the separate existence of Merger Sub then ceased. Jingwei was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of Jingwei.

Jingwei, as the parent domestic Nevada corporation, owning at least 90 percent of the outstanding shares of Merger Sub, under Nevada law (NRS Section 92A.180) may merge Merger Sub into itself without shareholder approval and effectuate a name change without shareholder approval.

A copy of the Agreement and Plan of Merger is incorporated herein by reference and filed as Exhibit 2.2 to this Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(a) Financial statements of business acquired.

(i) Audited consolidated financial statements of Jingwei International Investments Ltd. as of December 31, 2006, and for the period from May 15, 2006 (date of inception ) to December 31, 2006, and related notes thereto

(ii) Audited consolidated financial statements of Shenzhen Jingwei Communication Co., Ltd. as of, and for the years ended December 31, 2006 and 2005, and related notes thereto.

Pro forma financial information.

(i) Notes to Unaudited pro forma consolidated financial statements of Jingwei International Limited.

(ii) Unaudited pro forma consolidated financial statements of Jingwei International Limited

(b) Exhibits.

Exhibit No.	Description

2.1	Share Exchange Agreement dated as of May 16, 2007.

2.2	Agreement and Plan of Merger dated May 17, 2007

4.1	Form of Lock Up Agreement, dated as of May 16, 2007.

4.2	Form of Warrant

10.1	Registration Rights Agreement, dated as of May 16, 2007.

10.2	Securities Purchase Agreement, dated as of May 16, 2007.

10.3	Escrow Agreement dated as of May 16, 2007.

23.1	Consent of PKF Independent Registered Public Accounting Firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JINGWEI INTERNATIONAL LIMITED
By: /s/ Regis Kwong
Name: Regis Kwong
Title: Chief Executive Officer

Dated: May 21, 2007

JINGWEI INTERNATIONAL INVESTMENTS LIMITED.
CONSOLIDATED FINANCIALS STATEMENTS AS OF DECEMBER 31, 2006 AND
FOR THE PERIOD FROM MAY 15, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2006

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Jingwei International Investments Limited

We have audited the accompanying consolidated balance sheet of Jingwei international Investments Limited (the “Company”) and its subsidiary as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from May 15, 2006 to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2006, and the consolidated results of their operations and their cash flows for the period from May 15, 2006 to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China
May 10, 2007

Jingwei International Investments Limited
Consolidated Statement of Operations
Period from May 15, 2006 (date of inception) to December 31, 2006
(Stated in US Dollars)

Revenues	$-

Administrative expenses	(2,317)

Net loss	$(2,317)

Net loss per share – Basic and diluted	$(0.23)

Weighted average number of outstanding ordinary share	10,000

See Notes to Consolidated Financial Statements

Jingwei International Investments Limited
Consolidated Balance Sheet
As of December 31, 2006
(Stated in US Dollars)

ASSETS
Current asset
Cash and cash equivalents	$409,419
TOTAL ASSETS	$409,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liability
Loan from a stockholder - Note 3	$401,736
TOTAL LIABILITIES	401,736
COMMITMENTS
STOCKHOLDERS’ EQUITY
Ordinary shares: Par value of US$1 each 10,000 shares authorized; 10,000 shares issued and outstanding	10,000
Accumulated loss	(2,317)
TOTAL STOCKHOLDERS’ EQUITY	7,683
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$409,419

See Notes to Consolidated Financial Statements

Jingwei International Investments Limited
Consolidated Statement of Cash Flows
Period from May 15, 2006 (date of inception) to December 31, 2006
(Stated in US Dollars)

Cash flows from operating activities
Net loss	$(2,317)
Net cash flows used in operating activities	(2,317)
Cash flows from financing activities
Issue of ordinary shares, net of expenses	10,000
Loan from a stockholder	401,736
Net cash flows provided by financing activities	411,736
Net increase in cash and cash equivalents and cash and cash equivalents at end of period	409,419

See Notes to Consolidated Financial Statements

Jingwei International Investments Limited
Consolidated Statement of Stockholders’ Equity
Period from May 15, 2006 (date of inception) to December 31, 2006
(Stated in US Dollars)

	Ordinary shares	Accumulated loss	Total
Issuance of ordinary shares	$10,000	$-	$10,000
Net loss	-	(2,317)	(2,317)
Balance, December 31, 2006	$10,000	$(2,317)	$7,683

See Notes to Consolidated Financial Statements

Jingwei International Investments Limited
Notes to Consolidated Financial Statements
Period from May 15, 2006 (date of inception) to December 31, 2006
(Stated in US Dollars)

1.	Corporate information and description of business

Jingwei International Investments Limited (the "Company") was established on May 15, 2006 in the British Virgins Islands. The Company has a wholly owned subsidiary, Jingwei International Investment (Hong Kong) Limited ("Jingwei HK"). The Company and its subsidiary are collectively termed as the Group hereinafter.

Mr. George Du ("Mr. Du") is the controlling stockholder of the Company who holds 71.5% of the Company's issued and outstanding ordinary shares. Other minority stockholders are Centurion Investments Limited, Sidford International Limited, Charmfield Limited, Guo Qiang, Meng Fu Yng and Sun Yan Yan who hold 7%, 4%, 3%, 3%, 7%, and 4.5% of the Company's issued and outstanding ordinary shares respectively.

The Company is principally engaged in investment holding and Jingwei HK has no operation since its inception.

Jingwei HK was incorporated on October 31, 2006 in the Hong Kong Special Administrative Region of the People's Republic of China.

2.	Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Cash and cash equivalents

Cash equivalents are highly liquid investments and have maturities of three months or less at the date of purchase.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Stock-based compensation

During the reporting period, the Company did not make any stock-based compensation payments.

Fair value of financial instruments

The carrying values of the Company's financial instruments, including cash and cash equivalents and loan from a stockholder approximate their fair values due to the short-term maturity of such instruments.

It is management's opinion that the Company is not exposed to significant interest, price, credit or foreign currency risks arising from these financial instruments.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the number of ordinary shares outstanding during the reporting period.

Recently issued accounting pronouncements

In February 2006, the FASB issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments: an amendment of FASB Statements No. 133 and 140". SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the entity has not yet issued financial statements, including for interim periods, for that fiscal year. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its financial statements, as it currently has no financial instruments within the scope of SFAS No. 155.

Recently issued accounting pronouncements (cont'd)

In March 2006, the FASB released SFAS No. 156 "Accounting for Servicing of Financial Assets: an amendment of FASB Statement No. 140" to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an. entity's fiscal year that begins after September 15, 2006. The Company does not anticipate the adoption of SFAS No. 156 will have a material impact on its financial statements.

In July 2006, the FASB issued FIN 48 "Accounting for Uncertainty in Income Taxes". This interpretation requires that the entity recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurement". SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied,, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements.

The FASB released SFAS No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R)" which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. The disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions with effective as of the end of the fiscal year ending after June 15, 2007. The Company does not anticipate the adoption of SFAS No. 158 will have a material impact on its financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company's financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The Company does not anticipate the adoption of SAB No. 108 will have a material impact on its financial statements.

2.	Loan from a stockholder

The loan is interest-free, unsecured and repayable on demand.

3.	Subsequent event

On February 8, 2007, Jingwei HK established a wholly owned foreign enterprise, Jingwei HengTong Technology (ShenZhen) Limited ("Jingwei HengTong"), in the PRC. On the same date, Jingwei HengTong, ShenZhen Jingwei Communication Co., Ltd. ("Jingwei Communication") and the stockholders of Jingwei Communication entered into various contractual agreements, details of which are summarized as follows.

Exclusive Technology Consulting Services Agreement

Pursuant to the Exclusive Technology Consulting Services Agreement entered into between Jingwei HengTong and Jingwei Communication, Jingwei HengTong has the exclusive right to provide to Jingwei Communication technology consulting services related to the design, development and implementation of computer software and the maintenance of networks, and provide access to Jingwei HengTong's team of personnel who have extensive experience in information technology services. Under the terms of this agreement, Jingwei HengTong agrees to pay all of the operating costs incurred by Jingwei Communication and Jingwei Communication shall pay bi-monthly service fees to Jingwei HengTong consisting of all income from the business operations. This agreement is for a ten-years term expiring on February 8, 2017, with an automatic one-year renewal. The agreement is subject to early termination in accordance with the terms therein.

Operating Agreement

Pursuant to the Operating Agreement entered into between Jingwei HengTong, Jingwei Communication and the stockholders of Jingwei Communication, Jingwei HengTong agrees to provide full guarantee for the performance of the contracts, agreements or transactions in connection with Jingwei Communication's operation between Jingwei Communication and any other third party. As the counter-guarantee, Jingwei Communication agrees to pledge the receivable account in its operation and all its assets to Jingwei HengTong. The stockholders of Jingwei Communication agree to appoint persons recommended by Jingwei HengTong to serve on Jingwei Communication's Board of Directors and to appoint Jingwei HengTong's senior managers as senior officers of Jingwei Communication. In addition, Jingwei Communication and its stockholders agree that without the prior consent of Jingwei HengTong, Jingwei Communication will not engage in any transactions that could materially affect its assets, liabilities, obligations, rights or operations, including but not limited to incurrence or assumption of any indebtedness, sale or purchase of any assets or rights including intellectual property rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party and transfer of any agreements relating to its business operations to any third party. This agreement is for a ten-years term expiring on February 8, 2017, subject to early termination in accordance with the terms therein.

Intellectual Property Assignment Agreement

Under the Intellectual Property Assignment Agreement entered into between Jingwei Communication and Jingwei HengTong, Jingwei Communication assigned to Jingwei HengTong all of its interest and rights in certain intellectual property, including without limitation, certain trademarks, the ownership of Jingwei Communication's consumer database, and a software copyright and license. Jingwei HengTong paid RMB1,000 for the intellectual property transferred under this agreement. Jingwei Communication agreed to take all actions and pay all expenses in connection with registering the intellectual property in Jingwei HengTong's name.

Intellectual Property Agreement

Under the Intellectual Property Agreement entered into between Jingwei HengTong and Jingwei Communication, Jingwei HengTong granted Jingwei Communication a non-exclusive, non-assignable and non-transferable license to use certain intellectual property, including without limitation, certain trademarks, consumer data bases, and a software copyright and license for use exclusively in the PRC. Jingwei HengTong will retain the sole and exclusive rights in the intellectual property, including any improvement, upgrades and derived products, no matter whether such products are created by Jingwei HengTong and Jingwei Communication. The annual license fee for all intellectual property is RMB1,000,000. Jingwei HengTong has the right to waive payment, or adjust the amount of any license fees at any time, during the course of the agreement. This agreement is for a five-years term expiring on February 8, 2012, subject to early termination in accordance with the terms therein.

Equity Pledge Agreement

Under the Equity Pledge Agreement entered into between Jingwei HengTong and the stockholders of Jingwei Communication and Jingwei Communication, Jingwei HengTong made a loan in an amount of RMB2,000,000 to the stockholders of Jingwei Communication who pledge all of their equity interests in Jingwei Communication to Jingwei HengTong to guarantee their obligations under the Amended and Restated Loan Agreement (details of which are extracted in the following paragraph) and Jingwei Communication's performance of its obligations under the technology consulting agreement. If Jingwei Communication or any of its stockholders breaches his/her respective contractual obligations under the amended and restated loan agreement or the technology consulting agreement, or upon the occurrence of one of the events regarded as an event of default under this agreement, Jingwei HengTong, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The stockholders of Jingwei Communication agreed not to dispose of the pledged equity interests or take any actions that would prejudice Jingwei HengTong's interest, and to notify Jingwei HengTong of any events or upon receipt of any notices which may affect the stockholders' interest. The equity pledge agreement will expire two years after Jingwei Communication and its stockholders fully perform their respective obligations under the technology consulting agreement and the loan agreement.

Exclusive Option Agreement

Under the exclusive option agreement among Jingwei HengTong, Jingwei Communication and the stockholders of Jingwei Communication, the stockholders of Jingwei Communication irrevocably granted Jingwei HengTong or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of the equity interests in Jingwei Communication for the cost of the original purchase price paid for the equity interests; provided, however, if under applicable PRC laws and regulations an appraisal is required, then the purchase price shall be the minimum amount of consideration permitted by applicable PRC law. In addition, Jingwei Communication and its stockholders agree that without the prior consent of Jingwei HengTong, Jingwei Communication will not take certain actions that may have a material adverse effect on the equity interests or the liabilities, rights or operations of Jingwei Communication. Jingwei HengTong or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. This agreement is for a ten-years term expiring on February 8, 2017, subject to early termination in accordance with the terms therein.

Amended and Restated Loan Agreement

Under the loan agreement between Jingwei HengTong and the stockholders of Jingwei Communication, the stockholders confirmed that Jingwei HengTong had made an RMB2,000,000 interest-free loan to the stockholders of Jingwei Communications solely for the stockholders to fund the capitalization of Jingwei Communication. The loan can only be repaid upon the transfer of the equity interests from the stockholders to Jingwei HengTong and the use of the proceeds from such transfer to repay the loan. This agreement is for a ten-years term expiring on February 8, 2017, subject to acceleration and extension in accordance with the terms therein.

On January 17, 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an interpretation of ARS 51", which was superseded by a revised interpretation ("FIN 46R"). These interpretations address financial reporting for entities over which control is achieved through a means other than voting rights. According to the requirements of FIN 46R, the Company evaluated the relationship between Jingwei HK and Jingwei Communication and has concluded that Jingwei Communication is a variable interest entity for accounting purposes as a result of the aforementioned contractual arrangements. The Company, through Jingwei HK, is the primary beneficiary of Jingwei Communication. Accordingly, the Company will adopt the provisions of FIN 46R and consolidate Jingwei Communication during the fiscal year beginning on January 1, 2007.

Jingwei Communication was established on May 8, 2001 in the PRC and is principally engaged in software development and data mining services in the PRC. Mr. Du is the controlling stockholder of the company who holds 90% of the company's registered capital.

The following unaudited pro forma financial information presents the combined results of operation of the Company with the operations of Jingwei Communication as if the variable interest entity relationship, the Company and Jingwei HK were in existence as of the beginning of fiscal years 2006 and 2005

	Year ended December 31, (Unaudited)
	2006	2005
Revenue	$13,640,833	$8,937,304
Net income	$3,797,588	$2,161,311
Net income per share: basic and diluted	$379.76	$216.13

SHENZHEN JINGWEI COMMUNICATION CO., LTD.
CONSOLIDATED FINANCIALS STATEMENTS AS OF, AND FOR THE YEARS
ENDED DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Shenzhen Jing Wei Communication Co., Ltd.

We have audited the accompanying consolidated balance sheets of Shenzhen Jing Wei Communication Co., Ltd(the “Company”) and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China
April 17, 2007

SHENZHEN JINGWEI COMMUNICATION CO., LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars )

	Year ended December 31,
	2006	2005
Revenue – Note 2	$13,640,833	$8,937,304
Cost of revenue	(8,115,977)	(5,165,846)
Gross profit	5,524,856	3,771,458
Expenses
Administrative expenses	638,059	525,191
Depreciation	40,991	55,145
Other operating expenses	244,459	47,994
Provision for doubtful debts	233,635	33,111
Provision for obsolete inventories	-	1,892
Research and development costs	171,459	50,833
Selling expenses	451,219	935,182
	1,779,822	1,649,348
Income before the following items and taxes	3,745,034	2,122,110
Interest income	2,621	7,384
Subsidy income	44,149	76,189
Other income	164,487	18,336
Finance costs - Note 3	(832)	(2,481)
Income before income taxes	3,955,459	2,221,538
Income taxes - Note 4	(155,554)	(60,227)
Net income	$3,799,905	$2,161,311

See Notes to Consolidated Financial Statements

SHENZHEN JINGWEI COMMUNICATION CO., LTD.

AUDITED CONSOLIDATED BALANCE SHEET
(Stated in US Dollars)

	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$703,610	$703,918
Trade receivables (net of allowance of doubtful accounts of $129,883 in 2006 and $28,697 in 2005) – Note 5	6,724,362	3,531,987
Amounts due from related parties - Note 7	467,000	858,013
Other receivables (net of allowance of doubtful accounts of $163,537 in 2006 and $24,436 in 2005), prepayments and deposits - Note 6	3,023,507	1,548,280
Inventories - Note 8	294,053	18,489
Total current assets	11,212,532	6,660,687
Property and equipment, net - Note 9	156,154	184,480
TOTAL ASSETS	$11,368,686	$6,845,167
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities
Trade payables	$1,596,384	$980,530
Other payables and accrued expenses - Note 10	1,212,906	1,687,902
Amounts due to related parties - Note 7	1,827,599	1,755,470
Income tax payable	158,824	61,196
Loan from a stockholder - Note 11	366,856	107,501
Total current liabilities	5,162,569	4,592,599
TOTAL LIABILITIES	5,162,569	4,592,599
COMMITMENTS - Note 12
STOCKHOLDERS' EQUITY
Registered and paid-up capital : RMB5,000,000	603,996	603,996
Statutory and other reserves - Note 13	1,071,347	493,068
Accumulated other comprehensive income - Note 14	189,212	35,568
Retained earnings	4,341,562	1,119,936
TOTAL STOCKHOLDERS' EQUITY	6,206,117	2,252,568
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,368,686	$6,845,167

See Notes to Consolidated Financial Statements

SHENZHEN JINGWEI COMMUNICATION CO., LTD.

AUDITED CONSOLIDATED CASH FLOW STATEMENTS
(Stated in US Dollars)

	Year ended December 31,
	2006	2005
Cash flows from operating activities
Net income	$3,799,905	$2,161,311
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	40,991	55,145
Loss on disposal of property and equipment	-	110
Provision for doubtful accounts	233,635	33,111
Provision for obsolete inventories	-	1,892
Bad debts written off	145,744	-
Changes in operating assets and liabilities:
Trade receivables	(3,111,573)	(2,049,856)
Amounts due from related parties	410,467	(844,427)
Other receivables, prepayments and deposits	(1,676,402)	566,827
Inventories	(269,295)	128,979
Trade payables	571,734	368,745
Other payables and accrued expenses	(519,329)	(212,671)
Amounts due to related parties	14,364	(92,779)
Income tax payable	93,655	30,048
Net cash flows (used in) provided by operating activities	(266,104)	146,435
Cash flows from investing activities
Acquisition of property and equipment	(7,333)	(64,527)
Net cash flows used in investing activities	(7,333)	(64,527)
Cash flows from financing activities
Loan from a stockholder	250,567
Repayment of bank loans		(219,424)
Net cash flows provided by (used in) financing activities	250,567	(219,424)
Effect of foreign currency translation on cash and cash equivalents	22,562	19,483
Net decrease in cash and cash equivalents	(308)	(118,033)
Cash and cash equivalents - beginning of year	703,918	821,951
Cash and cash equivalents - end of year	$703,610	$703,918

See Notes to Consolidated Financial Statements

Shenzhen Jing Wei Communication Co., Ltd
Consolidated Statements of Stockholders' Equity
(Stated in US Dollars)

	Registered and paid-up capital	Statutory and other reserves (Note 13)	Accumulated other comprehensive (loss) income (Note 14)	(Accumulated deficit)/ retained earnings	Total
Balance, January 1, 2005	$603,996	$77,884	$(656)	$(626,191)	$55,033
Comprehensive income
Net income	-	-	-	2,161,311	2,161,311
Foreign currency translation adjustments	-	-	36,224	-	36,224
Total comprehensive income					2,197,535
Appropriation to reserves	-	415,184	-	(415,184)	-
Balance, December 31, 2005	603,996	493,068	35,568	1,119,936	2,252,568
Comprehensive income
Net income	-	-	-	3,799,905	3,799,905
Foreign currency translation adjustments	-	-	153,644	-	153,644
Total comprehensive income					3,953,549
Appropriation to reserves	-	578,279	-	(578,279)	-
Balance, December 31, 2006	$603,996	$1,071,347	$189,212	$4,341,562	$6,206,117

See Notes to Consolidated Financial Statements

Shenzhen Jing Wei Communication Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.	Corporate information and description of business

Shenzhen Jing Wei Communication Co., Ltd (the “Company”) was established on May 8, 2001 in the People’s Republic of China (the “PRC”). It currently has a registered capital of Renminbi (“RMB”) 5,000,000 (which are not divided into shares) and two wholly owned subsidiaries, Shenzhen New Yulong Information Technology Co. Ltd. (“Information Technology”) and New Yulong Software Technology Development Co. Ltd. (“Software Technology”). The Company and its subsidiaries are collectively termed as the Group hereinafter.

The Company is principally engaged in the provision of data mining services in the PRC. Mr. George Du (“Mr. Du”) is the controlling stockholder of the Company who holds 90% of the Company’s registered capital.

Information Technology was established on April 9, 1999 in the PRC with registered capital of RMB1,000,000 (which are not divided into shares) and is engaged in the provision of software and system services to telecom operators and, provision of data mining services in the PRC. For the period from its date of inception to January 4, 2006, the registered capital of Information Technology increased from RMB1,000,000 to RMB16,000,000 by three capital increments. Mr. Du remained as the controlling stockholder throughout the period. On January 5, 2006, the registered capital of Information Technology increased to RMB20,000,000 as a result of the Company’s capital injection of RMB4,000,000.

To rationalize the stockholding structure, Mr. Du transferred his equity interest of RMB1,800,000 and RMB14,200,000 in Information Technology to the Company at consideration of same amount on March 18, 2002 and April 13, 2006 respectively. Information Technology became the wholly owned subsidiary of the Company after the second transfer. Mr. Du exercises his control in Information Technology through the Company.

Software Technology was established on June 14, 2005 in the PRC with registered capital of RMB1,000,000 (which are not divided into shares) which was further increased to RMB1,060,000 on June 23, 2006. The Company is the sole beneficial owner of Software Technology. Software Technology is engaged in the provision of software and system services to telecom operators in the PRC.

2.	Summary of significant accounting policies

Basis of presentation and consolidation

The controlling stockholder (i.e. Mr. Du) and the management of Information Technology are the same from its date of inception to December 31, 2006. Accordingly, accounting for recapitalization is adopted for consolidating Information Technology in the accompanying financial statements and as if Information Technology is the Company’s subsidiary from its date of inception.

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, provision for warranty and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade and other receivables. As of December 31, 2006 and 2005, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade and other receivables, the Company extends credit based on an evaluation of the customer’s and other debtor’s financial condition. The Company generally does not require collateral for trade and other receivables and maintains an allowance for doubtful accounts of trade and other receivables.

2.	Summary of significant accounting policies (Cont’d)

During the reporting periods, customers represented 10% or more of the Company’s consolidated revenue are:

	Year ended December 31,
	2006	2005
Hong Kong Funding Tech Limited	$2,700,551	$—
Zhao Heng Holdings Limited	—	1,055,710
Henan Yidong Telecommunication Ltd. Co.	3,100,576	730,945
Beijing Jinshi Tonglun Information Ltd. Co.	2,019,760	—
China Tong Ltd. Co.	1,701,219	3,650,394
Shenzhen Province Three Number Ltd. Co.	—	975,218
Huang Dong High-Tech Ltd. Co.	1,860,462	—
Yi Group Ltd. Co.	—	1,119,300

	$11,382,568	$7,531,567

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months. As of December 31, 2006 and 2005, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. The remaining insignificant balance of cash and cash equivalents were denominated in Hong Kong dollars.

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade and other receivables. A considerable amount of judgment is required in assessing the amount of the allowance and the Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers is to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

2.	Summary of significant accounting policies (Cont’d)

Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to the aging of trade and other receivables as follows:

Trade and other receivables due:	% of general provision

Within one year	0.3
After one year but within two years	5
After two years but within three years	20
Over three years	100

Additional specific provision is made against trade and other receivables aged less than three years to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from four to seven months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

	Annual rate	Residual value

Motor vehicles	10%	10%
Office equipment and computers	20%	10%

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

2.	Summary of significant accounting policies (Cont’d)

Revenue recognition

Revenue from software and system services is recognized when: a) a contract has been signed by the customers and the Company, b) the Company has delivered software and system services to the customers as defined by the customers receiving the work product, c) the project milestone delivered is assigned a fixed price, and d) the customer acceptance of the project is reasonably assured.

Revenue from data mining services is recognized when the services are rendered.

Government subsidies that compensate the Company for general expenses incurred and research and development activities are recognized as income at the time when the approval documents are obtained from the relevant government authorities and when they are received.

Advertising, transportation, research and development expenses

Advertising, transportation and research and development expenses are charged to expense as incurred.

Advertising expenses amounting to $Nil and $838 for the years ended December 31, 2006 and 2005 respectively are included in selling expenses.

Transportation expenses amounting to $23,079 and $19,830 for the years ended December 31, 2006 and 2005 respectively are included in selling expenses.

Research and development expenditure amounting to $171,459 and $50,833 for the years ended December 31, 2006 and 2005 respectively.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

2.	Summary of significant accounting policies (Cont’d)

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income (loss) include net income and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is RMB which is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment of other comprehensive income, a component of stockholders’ equity. The exchange rates in effect at December 31, 2006 and 2005 were RMB1 for $0.1279 and $0.1239 respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Stock-based compensation

During the reporting periods, the Company did not make any stock-based compensation payments.

2.	Summary of significant accounting policies (Cont’d)

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, trade receivables, amounts due from related parties, other receivables, prepayments and deposits, trade and other payables, amounts due to related parties and loan from a stockholder approximate their fair values due to the short-term maturity of such instruments.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

In respect of foreign currency risk, the Company is not exposed to this risk as majority of its trading transactions are denominated in its functional currency.

Earnings per share

Earnings per share is not presented as the Company’s registered capital are not divided into shares.

Recently issued accounting pronouncements

In November 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 151, “Inventory costs - an amendment of ARB No. 43, Chapter 4”. SFAS 151 amends ARB 43, Chapter 4 to clarify that “abnormal” amount of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment”, which revises SFAS No. 123, “Accounting for Stock Based Compensation”, and superseded APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the grant-date fair value of those awards. This cost is to be recognized over the period during which an employee is required to provide service in exchange for the award (typically the vesting period). SFAS 123R also requires that benefits associated with tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature.

SFAS 123R permits companies to adopt its requirement using either a “modified prospective” method, or a “modified retrospective” method.

2.	Summary of significant accounting policies (Cont’d)

Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based awards granted or modified after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but this method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application to prior period financial statements of changes in accounting principle, unless impracticable to do so. It also requires that a change in the depreciation, amortization, or depletion method for long-lived non-financial assets be accounted as a change in accounting estimate, effected by a change in accounting principle. Accounting for error corrections and accounting estimate changes will continue under the guidance in APB Opinion 20, “Accounting Changes,” as carried forward in this pronouncement. The statement is effective for fiscal years beginning after December 15, 2005.

In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is ‘other-than-temporary’, and the measurement of an impairment loss. The investment is impaired if the fair value is less than cost. The impairment is ‘other-than-temporary’ for equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost. If ‘other-than-temporary’, an impairment loss shall be recognized in earnings equal to the difference between the investment’s cost and its fair value. The guidance in this FSP is effective in reporting periods beginning after December 15, 2005.

The adoption of these standards does not have a material impact on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year.

2.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

The FASB released SFAS No. 156 “Accounting for Servicing of Financial Assets” to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS No. 156 will be effective for Snap-on as of December 31, 2006, the beginning of the Company’s 2007 fiscal year.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively.

2.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

The FASB released SEAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R)” which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. The disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions with effective as of the end of the fiscal year ending after June 15, 2007.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

The Group does not anticipate the adoption of these standards will have a material impact on its consolidated financial statements.

3.	Finance costs

	Year ended December 31,
	2006	2005

Interest expenses	$—	$1,531
Bank charges and net exchange loss	832	950

	$832	$2,481

4.	Income taxes

Pursuant to the PRC tax laws and regulations and approvals from the relevant PRC tax authorities, the entities within the Group enjoy the following tax benefits and exemption of the PRC Enterprise Income Tax (“EIT”):

•	The Company is entitled to a preferential income tax rate of 15%;

•
Information Technology was entitled to a preferential income tax rate of 15% and 7.5% for the years ended December 31, 2005 and 2006 respectively. As it was recognized as a technically advanced and hi-tech enterprise in 2006, the effective tax rate reduced further to 7.5%; and

•	Software Technology is fully exempted from EIT as it is recognized as a technically advanced and hi-tech enterprise.

The provision for income taxes for the year ended December 31, 2005 represented the EIT paid/payable by Information Technology. The Company had no assessable profit for that year. The provision for the year ended December 31, 2006 represented the aggregate EIT paid/payable by the Company and Information Technology.

The effective income tax expenses differ respectively from the preferential PRC EIT rate of 15% for the years ended 31 December 2006 and 2005 as follows:

	Year ended December 31,
	2006	2005

Provision for income taxes at EIT rate of 15%	$593,320	$333,231
Non-taxable items for tax	(24,188)	—
Non-deductible items for tax	—	6,278
Entitlement to tax exemption	(405,329)	(269,341)
Utilization of tax losses previously not recognized	(8,249)	(9,941)

Income tax expense	$155,554	$60,227

As of December 31, 2005, the Company had unused tax losses of approximately $55,000. No deferred tax asset had been recognized due to immateriality. The Company had no temporary differences as of December 31, 2006.

5.	Trade receivables

	As of December 31,
	2006	2005

Trade receivables	$6,854,245	$3,560,684
Allowance of doubtful accounts	(129,883)	(28,697)

	$6,724,362	$3,531,987

Up to March 14, 2007, the Company received settlement of $2,308,700 from its customers.

6.	Other receivables, prepayments and deposits

	As of December 31,
	2006	2005

Rental, utilities and other deposits	$22,555	$4,934
Advances to unrelated parties	2,711,735	340,148
Advances to staff	-	189,741
Prepayments and deposits	452,210	1,035,274
Others	544	2,619

	3,187,044	1,572,716
Allowance of doubtful accounts	(163,537)	(24,436)

	$3,023,507	$1,548,280

The advances to unrelated parties are interest-free, unsecured and repayable on demand.

7.	Amounts due from/(to) related parties

Amounts due from/(to) related parties comprise the following items:

		As of December 31,
Related parties	Relationship	2006	2005

Century Information Technology Ltd. Co.	Mr. Du is a common stockholder	$466,965	$858,013
Jingi Technology (Shenzhen) Ltd. Co.	Mr. Du is a common stockholder	35	-

		$467,000	$858,013

Ai Ming	Stockholder of the Company	$—	$(38,398)
Mr. George Du	Stockholder of the Company	(1,827,599)	(1,717,072)

		$(1,827,599)	$(1,755,470)

The amounts are interest-free, unsecured and repayable on demand.

8.	Inventories

	As of December 31,
	2006	2005

Raw materials	$299,573	$23,835
Allowance for obsolete inventories	(5,520)	(5,346)

	$294,053	18,489

Allowance for obsolete inventories of $Nil and $1,892 were charged to operations in the years ended December 31, 2006 and 2005 respectively.

9.	Property and equipment

	As of December 31,
	2006	2005

Office equipment and computers	$174,342	$161,566
Motor vehicles	194,406	188,244

	368,748	349,810
Accumulated depreciation	(212,594)	(165,330)

Property and equipment, net	$156,154	$184,480

Depreciation for the years ended December 31, 2006 and 2005 was $40,991 and $55,145 respectively.

During the year ended December 31, 2005, property and equipment with carrying amounts of $110 were written off resulting in loss on disposal of property and equipment of the same amount. There was no disposal in the year ended December 31, 2006.

10.	Other payables and accrued expenses

	As of December 31,
	2006	2005

Advances from unrelated parties - Note 10a	$69,201	$300,281
Accrued expenses	318,136	97,785
Salaries and bonus payable	186,795	188,042
Receipt in advance	272,782	802,563
Staff welfare payable - Note 10b	365,992	299,231

	$1,212,906	$1,687,902

Notes:

a.	The advances are interest-free, unsecured and repayable on demand.

b.
Staff welfare payable represents accrued staff medical, industry injury claims, labor and unemployment insurances, all of which are third parties insurance. The insurance premiums are based on certain percentage of salaries and the obligations of the Company are limited to those premiums contributed by the Company.

11.	Loan from a stockholder

The loan is interest-free, unsecured and repayable on demand.

12.	Commitments

Operating lease arrangement

As of December 31, 2006 and 2005, the Group had two non-cancelable operating leases for its warehouses. The leases as of December 31, 2005 expired in 2006 and the leases as of December 31, 2006 will expire in 2008. The expected payments are as follows:

	As of December 31,
	2006	2005
In the year ended/ending December 31:
2006	$—	$75,744
2007	105,777	—
2008	65,982	—

	$171,759	$75,744

Rental expenses under operating leases were $90,930 and $123,460 for the year ended December 31, 2006 and 2005 respectively.

13.	Statutory and other reserves

The statutory and other reserves comprised statutory surplus reserve and statutory public welfare fund of the Company’s subsidiaries:

	As of December 31,
	2006	2005

Statutory surplus reserve	$714,231	$328,712
Statutory public welfare fund	357,116	164,356

	$1,071,347	$493,068

a)	Statutory surplus reserve

In accordance with the relevant laws and regulations of the PRC and the articles of association of Information Technology and Software Technology, these subsidiaries are required to appropriate 10% of their net income reported in the PRC statutory accounts, after offsetting any prior years’ losses, to the statutory surplus reserve. When the balance of such reserve reaches 50% of the respective registered capital of the subsidiaries, any further appropriation is optional.

13.	Statutory and other reserves (Cont’d)

The statutory surplus reserve can be used to offset prior years’ losses, if any, and may be converted into registered capital, provided that the remaining balance of the reserve after such conversion is not less than 25% of registered capital. The statutory surplus reserve is non-distributable.

b)	Statutory public welfare fund

In accordance with the articles of association of Information Technology and Software Technology, 5% to 10% of their net income reported in the PRC statutory accounts is to be appropriated to statutory public welfare fund. The statutory public welfare fund can only be utilized on items for the collective benefits of the subsidiaries’ employees. This fund is non-distributable other than in liquidation.

c)	Discretionary surplus reserve

In accordance with the articles of association of Information Technology and Software Technology, the appropriation of net income reported in the PRC statutory accounts to the discretionary surplus reserve and its utilization are subject to the stockholders’ approval at their general meeting. Neither of the Company’s subsidiaries had appropriated their earnings to discretionary surplus reserve from their respective dates of inception to December 31, 2006.

No appropriations have been by the Company as it had accumulated deficit as at December 31, 2006 and 2005 respectively.

14.	Accumulated other comprehensive income

The accumulated other comprehensive (loss) income consists of foreign currency translation adjustments only.

15.	Defined contribution plan

The Company has a defined contribution plan for all its qualified employees in the PRC. The Company and its employees are each required to make contributions to the plan at the rates specified in the plan. The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the consolidated statements of operations. The Company contributed $27,557 and $13,992 for the years ended December 31, 2006 and 2005 respectively.

16.	Related party transactions

Apart from the transactions and information as disclosed elsewhere in the financial statements, the Group had no other material transactions with its related parties for the year ended December 31, 2006 and 2005.

17.	Supplemental cash flow information

	Year ended December 31,

	2006	2005

Interest paid	$—	$1,531
Income taxes paid	$61,898	$30,179

18.	Segment information

The Company has two reportable segments based on the type of services provided: data mining services and, provision of software and system services to telecom operators in the PRC. Information for the two segments is disclosed under FAS 131, “Disclosures about Segments of an Enterprise and Related Information” as below:

	Data mining services		Software and system services		Total
	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2006	2005	2006	2005	2006	2005

Revenue from external customers	$4,883,265	$1,789,701	$8,757,568	$7,147,603	$13,640,833	$8,937,304
Interest income	1,142	2,297	1,479	5,087	2,621	7,384
Interest expenses	—	446	—	1,085	—	1,531
Depreciation	24,194	16,901	16,797	38,244	40,991	55,145
Segment profit	1,344,363	170,972	2,611,096	2,050,566	3,955,459	2,221,538
Segment assets	3,294,970	1,359,862	8,073,716	5,485,305	11,368,686	6,845,167
Expenditure for segment assets	$4,235	$19,450	$3,098	$45,077	$7,333	$64,527

All of the Company’s long-lived assets are located in the PRC. Geographic information about the revenues, which are classified based on location of the customers, is set out as follows:

	As of December 31,
	2006	2005

The PRC	$13,498,481	$5,891,753
Hong Kong	142,352	3,045,551

Total	$13,640,833	$8,937,304

19.	Subsequent event

On February 8, 2007, the Company and Jing Wei Heng Tong Technology (Shenzhen) Co., Ltd (“Jing Wei Heng Tong”), a company registered in the PRC as a wholly owned foreign entity, entered into various agreements. Upon the execution of these agreements, the Company was treated as a variable interest equity of Jing Wei Heng Tong which has became the primary beneficiary of the Company.

The agreements stipulate that Jing Wei Heng Tong will transfer funds of RMB2,000,000 to the Company as capital contribution from the existing Company’s stockholders. The stockholders will owe Jing Wei Heng Tong RMB2,000,000 while the RMB2,000,000 funds transferred to the Company will be recorded as an interest-free loan in its books. The stockholders can only repay the loan by transferring their equity interests in the Company to Jing Wei Heng Tong. The contracts also include an operating agreement and intellectual property agreement under which Jing Wei Hong Tong will provide technical and other services to the Company in exchange for substantially all the net income of the Company.

Jing Wei Heng Tong is wholly owned by Jing Wei International Investment (HK) Ltd, whose parent company is Jing Wei International Investments Limited, a British Virgin Islands limited liability company (“Jing Wei International”).

The founder of the Company, Mr. Du is also a majority stockholder of Jing Wei International.

JINGWEI INTERNATIONAL LIMITED
UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STAETMENTS AS OF,
AND FOR THE YEAR ENDED DECEMBER 31, 2006

INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Notes to Unaudited Pro Forma Financial Statements	F-39

Pro Forma Balance Sheet as of December 31, 2006	F-40

Pro Forma Income Statement for the Year Ended December 31, 2006	F-41

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma financial statements for Jingwei International Limited (Jingwei) have been prepared to illustrate the acquisition of Jingwei International Investments Limited (JingweiBVI) and ShenZhen Jingwei Communication Co., Ltd., a company controlled by Jingwei through contractual arrangements.

Jingwei’s fiscal year end is May 31 and Jingwei BVI’s fiscal year end is December 31. The unaudited pro forma financial information combines the historical financial information of Jingwei as of and for the period ended Feb. 28, 2007 and Jingwei BVI as of and for the period ended December 31, 2006. The unaudited pro forma balance sheet assumes the merger was completed on Dec. 31, 2006. The unaudited pro forma statements of operations give effect to the merger as if the merger had been completed on January 1, 2006.

These unaudited pro forma financial statements are for information purposes only. They do not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed dates or for the periods presented, or which may be realized in the future. The accounting adjustments reflected in these unaudited pro forma consolidated financial statements included herein are preliminary and are subject to change. The accompanying notes are an integral part of these pro forma consolidated financial statements.

On May 16, 2007, Jingwei entered into a share exchange agreement with Jingwei BVI, Synergy Business Consulting LLC, a principal shareholder of Jingwei (prior to the share exchange), and the shareholders of Jingwei BVI. Pursuant to the share exchange agreement, Jingwei acquired all of Jingwei BIV’s issued and outstanding shares from Jingwei BVI’s shareholders in exchange for the issuance to Jingwei BVI’s shareholders of 11,554,000 shares of Jingwei’s common stock, constituting 84.6% of Jingwei’s outstanding shares of common stock on a fully-diluted basis. As a result of this transaction, Jingwei BVI became a wholly-owned subsidiary of Jingwei. The merger transaction is considered as a reverse acquisition.

Immediately following the closing of the merger, Jingwei consummated a private placement of 3,395,000 units, each consisting of one (1) share of Common Stock and 0.30 of a Warrant to purchase one (1) share of common stock (the “Offering”), for aggregate gross proceeds of $16,975,000 or $5.00 per unit. The consummation of the merger was a condition to the closing of the Offering.

Following the completion of the merger and the Offering, Jingwei has 18,508,850 shares of Common Stock outstanding on a fully-diluted basis.

Jingwei International Limited
Unaudited Pro-Forma
Balance Sheet
Balance As of 12/31/2006

	Jingwei BVI As the End of (12/31/2006)	Jingwei Communication Technology Co., Ltd As the End of (12/31/2006)	Jingwei As the End of (02/28/2007)	Pro-Forma Adjustment (1)	Pro-Forma Adj. (2)	Pro Forma As the End of (12/31/2006)
ASSETS
Current assets
Cash and cash equivalents	$409,419	$703,610	$500			$1,113,529
Trade receivables		6,724,362				6,724,362
Amounts due from related parties		467,000				467,000
Other receivables and prepaid item		3,023,507				3,023,507
Inventories		294,053				294,053
Total current assets		11,212,532	500			11,622,451
Property and equipment, net		156,154				156,154

TOTAL ASSETS	$409,419	$11,368,686	$500			$11,778,605

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables		$1,596,384	$2,000			$1,598,384
Other payables and accrued expenses		1,212,906	1,300			1,214,206
Amounts due to related parties		1,827,599	41,559			1,869,158
Income tax payable		158,824				158,824
Loan from a stockholder	401,736	366,856				768,592

Total current liabilities		5,162,569				5,609,164

TOTAL LIABILITIES	401,736	5,162,569	44,859			5,609,164

STOCKHOLDERS’ EQUITY
Registered and paid-up capital	10,000	603,996	4,000	613,996	(9,654)	17,054
Additional Paid in Capital			(48,359)	(613,996)	9,654	552,583
Statutory and other reserves		1,071,347				1,071,347
Accumulated other comprehensive income		189,212				189,212
Retained earnings	(2,317.00)	4,341,562				4,339,245

TOTAL STOCKHOLDERS’ EQUITY	7,683	6,206,117	(44,359)			6,169,441

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$409,419	$11,368,686	$500			$11,778,605

_________________
(1) To reclassify common stock to APIC
(2) To Record new common stock from merger

Jingwei International Limited
Unaudited Pro-Forma Income Statement
For the Period Ended 12/31/2006

	Jingwei BVI For the Period Ended (12/31/2006)	Jingwei Communication Technology Co., Ltd For the Period Ended (12/31/2006)	Jingwei For the Period Ended (02/28/2007)	Pro Forma For the Period Ended (12/31/2006)
Revenue		$13,640,833		$13,640,833
Cost of revenue		(8,115,977)		(8,115,977)
Gross profit		$5,524,856		$5,524,856

Expenses
Administrative expenses	2,317	638,059	45,845	686,221
Depreciation		40,991		40,991
Other operating expenses		244,459		244,459
Provision for doubtful debts		233,635		233,635
Provision for obsolete inventories	-	-
Research and development costs		171,459		171,459
Selling expenses		451,219		451,219
Total expense	$2,317	$1,779,822	$45,845	$1,827,984

Income before the following items and taxes	(2,317)	3,745,034		3,742,717
Interest income		2,621		2,621
Subsidy income		44,149		44,149
Other income		164,487		164,487
Finance costs		(832)	(327)	(1,159)

Income before income taxes		3,955,459	(46,172)	3,909,287
Income taxes		(155,554)		(155,554)

Net income	($2,317)	$3,799,905	($46,172)	$3,751,416

Number of shares outstanding - basic & fully diluted				13,654,000

Earnings per share - basic & fully diluted				$0.27